EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

AMONG

RED ROBIN INTERNATIONAL, INC.

(as Buyer),

AND

TOP ROBIN VENTURES, INC.

AND

MORITE OF CALIFORNIA

(as Sellers)

May 24, 2007

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4.2	Authorization of Transaction	29
4.3	No Restrictions Against Purchase of Assets	29
4.4	Disclosure	29
4.5	Funds. Buyer will have at each Closing, sufficient funds necessary to consummate the transactions contemplated hereby	29

Article V	PRE-CLOSING COVENANTS	29
5.1	Employees	29
5.2	Cooperation and Best Efforts to Complete Transaction	29
5.3	Conduct of Restaurants By Sellers Prior to the Closing Date	30
5.4	Press Releases	32
5.5	Access to Information and Employees	32
5.6	Topanga Lease Extension	32
5.7	Confidentiality	32
5.8	Consultation and Reporting	32
5.9	Update Schedules	33
5.10	Franchise Agreements	33
5.11	Transition Activities	33

Article VI	CONDITIONS TO OBLIGATION OF BUYER	34
6.1	Representations and Warranties	34
6.2	Covenants and Obligations of the Seller	34
6.3	Consents	34
6.4	Absence of Material Adverse Change	35
6.5	Absence of Litigation	35
6.6	Termination of Plans	35
6.7	Franchise Agreements	36
6.8	New Real Property Leases	36
6.9	Permits and Liquor Licenses	36
6.10	Documents	36
6.11	Non-Solicitation Agreements	36
6.12	Opinion of Counsel	36
6.13	Title Policies	37
6.14	First Closing	37
6.15	Topanga Lease Extension	37

Article VII	CONDITIONS TO OBLIGATIONS OF THE SELLERS	37
7.1	Delivery of Consideration	37
7.2	Representations and Warranties	37
7.3	Covenants and Obligations of Buyer	37
7.4	Absence of Litigation	37
7.5	Governmental Filings	37
7.6	Documents	38

Article VIII	TERMINATION	38
8.1	Termination prior to First Closing	38
8.2	Termination Prior to Second Closing	38
8.3	Effect of Termination	39

Article IX	ADDITIONAL AGREEMENTS	39
9.1	Survival	39

ii

9.2	Indemnification	39
9.3	Indemnification Procedures	40
9.4	Exclusive Remedy	41
9.5	Change of Name	41
9.6	Transaction Expenses	42
9.7	Transaction Taxes	42
9.8	Further Assurances; Transition Assistance	42
9.9	Power of Attorney; Right of Endorsement, Etc	42
9.10	Allocation Ad Valorem Taxes	42
9.11	Conduct After Closing	43
9.12	Manager Incentive Plan	43

Article X	DEFINITIONS	44

Article XI	MISCELLANEOUS	50

11.1	No Third Party Beneficiaries	50
11.2	Entire Agreement	50
11.3	Successors and Assigns	50
11.4	Counterparts	50
11.5	Headings	50
11.6	Notices	50
11.7	Governing Law	51
11.8	Amendments and Waivers	52
11.9	Incorporation of Exhibits and Schedules	52
11.10	Independence of Covenants and Representations and Warranties	52
11.11	Remedies	52
11.12	Severability	52
11.13	Jurisdiction and Venue	52
11.14	Construction	53

iii

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 24, 2007, among RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the “Buyer”) and TOP ROBIN VENTURES, INC., a California corporation (“Top Robin”), and MORITE OF CALIFORNIA, a California partnership (“Morite”).  Top Robin and Morite are sometimes referred to herein as a “Seller” and collectively as the “Sellers”.  The Sellers and the Buyer are sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

1.             Each Seller owns personal property and interests in real property used in the operation and development of the “Red Robin Gourmet Burgers” restaurants listed under such Seller’s name on Exhibit A (the “Restaurants”) pursuant to the Franchise Agreements listed under such Seller’s name on Exhibit B (the “Franchise Agreements”).

2.             The Buyer desires to purchase from the Sellers certain assets used or useful in the operation of the Restaurants, and to assume certain liabilities of the Sellers specified herein, and the Sellers desire to sell such assets in exchange for cash and the assumption of such specified liabilities by the Buyer.

3.             The Buyer and the Sellers desire to close the Transactions and take possession of seventeen of the Sellers’ eighteen Restaurants on the First Closing Date and to close the Transactions with respect to the Topanga Restaurant on a subsequent date, referred to as the Second Closing Date, provided, that during the interim period between the First Closing Date and the Second Closing Date the Buyer shall take over the day-to-day operations of the Topanga Restaurant under the terms provided in the Management Agreement to be executed by the Buyer and the Sellers on the First Closing Date.

4.             Capitalized terms not otherwise defined shall have the meanings set forth in Article X.

AGREEMENT

NOW, THEREFORE, in consideration of these premises, the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Article I
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1           Purchased Assets.  On and subject to the terms and conditions of this Agreement, at the applicable Closing, the Buyer shall purchase from each Seller, and each Seller shall sell, transfer, assign, convey and deliver to the Buyer, all right, title and interest in and to the following tangible and intangible assets, business, goodwill and rights of such Seller used in the operation, maintenance or ownership of the Restaurants, other than the Excluded Assets (all such assets, business, goodwill and rights being purchased from the Sellers hereunder are collectively referred to as the “Purchased Assets”), as the same shall exist immediately prior to the First Closing or Second Closing, as applicable, free and clear of all Liens (other than Permitted Liens):

(a)           Net Working Capital Items:

(i)            all supplies and inventories of foodstuffs, beverages (including alcoholic beverages), raw materials and ingredients, paper products, cleaning supplies and other supplies (the “Inventory”), except as set forth in Section 1.2(k);

(ii)           all Till Cash;

(iii)          all cash and other amounts in bank accounts associated with outstanding gift certificates;

(iv)          accounts receivable reflected as “house charges” on the Closing Date Balance Sheet (“House Charges”);

(v)           deposits made and prepaid expenses incurred by the Sellers prior to Closing in the ordinary course of business and consistent with Sellers’ past practice, including, without limitation, prepaid utilities, prepaid real estate or personal property taxes associated with the Purchased Assets, amounts deposited or prepaid with respect to Assumed Contracts and Assumed Real Property Leases, prepaid rent and prepaid taxes with respect to the Coalinga Restaurant, the La Quinta Restaurant, and the Calabasas Restaurant (to the extent the Buyer receives credit for such amounts under the terms of the New Real Property Leases), but not including those items described in Section 1.2(j) (“Prepaid Expenses”); and

(b)           Other Items:

(i)             interests in and to the Assumed Real Property Leases, including all of Sellers’ interests in tenant improvements, fixtures and fittings and easements, rights of way and other appurtenances related to such Assumed Real Property Leases;

(ii)            all interest and rights in and to the contracts, purchase orders and other agreements or arrangements of the Sellers identified on Schedule 1.1(b) (the “Assumed Contracts”);

(iii)           all tangible personal property used in the normal and customary operations of the Restaurants (whether or not located or installed in a Restaurant), including, but not limited to, all appliances, machinery, kitchen equipment, office equipment, furniture, fixtures, computer equipment, artwork, pots and pans, cooking utensils, silverware, flatware, glassware and dishes;

(iv)          all motor vehicles;

(v)           Permits, registrations, certificates or similar rights relating to the operation of the Restaurants, subject to the approval of Governmental Entities authorizing the transfer of such Permits, except as set forth in Section 1.2(l);

(vi)          all claims, choses-in-action, warranties, refunds, rights of recovery, rights to set-off and rights of recoupment of any kind arising on or after the Closing date with respect to any Purchased Asset;

(vii)         all claims under insurance policies providing coverage relating to the Restaurants;

(viii)        all rights related to unemployment, workers’ compensation and other similar insurance and related funded reserves, rebates and dividends, in each case relating to employees of any Seller who become employees of the Buyer;

(ix)           subject to Section 1.2(a), all rights to Intellectual Property, telephone and facsimile numbers, e-mail addresses, websites, domain names and listings used in the operation of the Restaurants, as well as all rights, subject to Section 1.2(c), to receive mail and other communications addressed to any Seller and specifically relating to the operation of the Restaurants (including mail and communications from customers, suppliers, distributors, agents and others and payments with respect to the Purchased Assets);

(x)            subject to Section 1.2, all files and materials pertaining to Sellers’ current employees, operating manuals, studies, reports, creative materials, advertising and promotional materials, training manuals, and other materials and other printed or written materials relating to the Restaurants; and

(xi)           all other assets of any nature whatsoever relating to the Restaurants or the Purchased Assets, other than the Excluded Assets.

1.2           Excluded Assets.  Notwithstanding anything contained in Section 1.1, the Purchased Assets shall not include the following assets and rights of the Sellers (collectively, the “Excluded Assets”):

(a)           the telephone number of Sellers’ corporate offices located at 78-030 Calle Barcelona, Suite A La Quinta, CA 92253 and 2835 Townsgate Road, Westlake Village, CA 91361, and the fixed assets, furniture and equipment located at each office;

(b)           all interests and rights in and to any contracts, purchase orders and other agreements or arrangements of the Sellers which are not identified on Schedule 1.1(b);

(c)           all rights to receive mail and other communications addressed to any Seller relating to any of the Excluded Assets or the Excluded Liabilities;

(d)           all assets relating to or owned by, and all rights in and to, any Plan;

(e)           the Fundamental Documents, qualifications to conduct business as a foreign partnership or corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, transfer books, certificates, if any, in respect of partnership interests or shares, and other similar documents relating to the organization, maintenance and existence of each Seller as a partnership or corporation, as applicable;

(f)            all books, records, ledgers, files, documents and correspondence, vendor and customer lists, files and materials pertaining to Sellers’ past employees;

(g)           all bank accounts and amounts on deposit therein, including the bank accounts owned by the Sellers in which amounts have been deposited to cover gift checks issued by any of the Restaurants

(h)           all cash and cash equivalents, in bank accounts or otherwise, other than Till Cash;

(i)            all accounts and other receivables, including credit card receivables, credit card receivables in transit or notes receivable other than House Charges;

(j)            prepaid expenses not incurred in the ordinary course of business, all prepaid taxes other than prepaid real estate or personal property taxes associated with the Purchased Assets, and prepaid expenses with respect to any of Sellers’ insurance policies;

(k)           liquor and other alcoholic beverages held by Sellers at the Simi Valley Restaurant (the “Simi Valley Liquor”);

(l)            liquor licenses for the Simi Valley Restaurant and the Broadway Faire Restaurant;

(m)          all assets located at or relating to the Red Robin Gourmet Burgers restaurant owned by Morite and located at 3825 State Street, Santa Barbara, California 93105 (the “Santa Barbara Restaurant”);

(n)           any fee interest of the Sellers in the real property relating to the Coalinga Restaurant (the “Coalinga Real Property”);

(o)           the Real Property Lease by and between Morite and Morrow Waite Real Estate relating to the Calabasas Restaurant (the “Existing Calabasas Lease”);

(p)           the Real Property Lease by and between Top Robin and the Morrow Family Revocable Trust relating to the La Quinta Restaurant (the “Existing La Quinta Lease”);

(q)           any assets located at the Restaurants which are owned by the Buyer, including the Aloha POS system installed by the Buyer in the Restaurants; and

(r)            all of the rights of each Seller under this Agreement and the other Documents.

1.3           Assumed Liabilities.  On and subject to the terms and conditions of this Agreement, each Seller shall transfer to the Buyer, and the Buyer shall assume and discharge or perform when due in accordance with the terms thereof, each of, but only, the following Liabilities of such Seller (collectively, the “Assumed Liabilities”):

(a)           Net Working Capital Items:

(i)            all accounts payable, accrued expenses, accrued utilities and accrued rent payable (other than rent payable with respect to the Calabasas Restaurant or the La Quinta Restaurant), in each case only to the extent (i) incurred by the Sellers prior to the First Closing in the ordinary course of business and consistent with Sellers’ past practice for goods and services that are delivered or performed after the First Closing for the direct benefit of the operation of the Restaurants and (ii) reflected on the Closing Date Balance Sheet;

(ii)           all liabilities related to gift cards as reflected on the Closing Date Balance Sheet;

(iii)          all liabilities related to gift certificates as reflected on the Closing Date Balance Sheet;

(b)           Other Items.

(i)            all performance obligations arising after the First Closing or the Second Closing, as applicable, under the Assumed Real Property Leases and the Assumed Contracts, but not including any obligation or Liability arising out of or in connection with any breach of any such Assumed Real Property Lease or Assumed Contract occurring as of or prior to the First Closing; and

(ii)           all performance obligations arising after the First Closing pursuant to the Sellers’ Manager Incentive Plan.

1.4           Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, other than the Assumed Liabilities, the Buyer shall not assume or be liable for any of the Liabilities of any

Seller or relating to the operation of the Restaurants (the “Excluded Liabilities”), including, without limitation, the following:

(a)           any of the Liabilities of any Seller under this Agreement and the other Documents;

(b)           any of the Liabilities of any Seller for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the other Documents or the consummation (or preparation for the consummation) of the transactions contemplated hereby or thereby (including all attorneys’ and accountants’ fees, and brokerage or finders’ fees incurred by or imposed upon any Seller);

(c)           any Liabilities of any Seller for any indebtedness, whether Funded Indebtedness or otherwise;

(d)           any Liability of any Seller under any other agreement, contract, commitment, document, license or lease arising out of events occurring prior to the First Closing (for the Restaurants other than the Topanga Restaurant) or the Second Closing (for the Topanga Restaurant) arising out of a breach or alleged breach thereof that occurred as of or prior to the applicable Closing;

(e)           any Liabilities arising in connection with the Excluded Assets;

(f)            any Liability of any Seller with respect to any Taxes (other than ad valorem taxes), including payroll tax, business and occupancy tax and sales tax payable with respect to periods ending on or before the First Closing Date (for the Restaurants other than the Topanga Restaurant) or the Second Closing Date (for the Topanga Restaurant);

(g)           any Liability for ad valorem taxes and assessments (including any special or supplemental assessments) on the Purchased Assets allocable to Seller under Section 9.10 with respect to periods ending on or before the Closing Date on which such Purchased Assets are acquired (without regard to when such taxes are assessed or payable);

(h)           any Liability of any Seller (i) arising by reason of any violation or alleged violation of any Liquor License, Permit or any Law or any requirement of any Governmental Entity, (ii) arising under any Environmental and Safety Requirements; including, without limitation, those with respect to the ownership or operation of the Restaurants or the assets and properties of the Restaurants by any Seller or any other Person at any time prior to the First Closing (for the Restaurants other than the Topanga Restaurant) or the Second Closing (for the Topanga Restaurant); (iii) arising by reason of any violation of any Law or any requirement of any Governmental Entity relating to or affecting the employment by Sellers of its employees, and (iv) arising by reason of any breach or alleged breach by any Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree, in any such case to the extent such Liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the First Closing (for the Restaurants other than the Topanga Restaurant) or the Second Closing (for the Topanga Restaurant), notwithstanding that the date on which any action or claim is commenced or made is after such Closing;

(i)            any Liabilities of any Seller for which the Buyer may become liable as a result of or in connection with the failure by the Seller to fully and properly comply with any bulk sales or transfers laws;

(j)            any Liabilities of any Seller arising out of the injury to or death of any Person or animal or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from or related to products (or parts of components thereof), sold, or for services performed by any Seller, to the extent any of such Liabilities result from or arise out of events, facts or circumstances occurring or existing on or prior to the First Closing (for the Restaurants other than the Topanga Restaurant) or the Second Closing (for the Topanga Restaurant), notwithstanding that the date on which any action or claim is commenced or made is after such Closing;

(k)           any Liabilities of any Seller relating to any legal action or Proceeding arising out of or in connection with any Seller’s conduct of the Business prior to the Closing or any other conduct of any Seller or its managers, officers, directors, employees, partners, stockholders, consultants, agents or advisors, whether or not disclosed on the Schedules hereto, including, without limitation the pending or threatened matters described in Schedule 1.4(k) (the “Known Claims”);

(l)            any Liabilities of any Seller (i) for severance pay or the like with respect to any employee of any Seller that is not offered, or that does not accept, employment with the Buyer upon completion of the Transactions, (ii) for wages or other compensation payable to any employee of any Seller for periods prior to the First Closing; (iii) for COBRA continuation coverage for M&A qualified beneficiaries, as defined in Section 6.7; (iv) for accrued but unpaid vacation pay owed to the Sellers’ employees; or (v) for amounts owed to eligible employees pursuant to the Sellers’ Manager Incentive Plan for services performed prior to the First Closing Date;

(m)          any Liabilities of any Seller for bonuses or like payments to any partner, director, officer or employee of such Seller for the period ending on or prior to the Closing;

(n)           any Liabilities relating to any Plan of any Seller;

(o)           any Liability of any Seller for worker’s compensation based on an event occurring prior to the Closing Date;

(p)           any Liabilities of any Seller to any partner, stockholder or Affiliate of such Seller;

(q)           any Liabilities of any Seller for expenses, Taxes or fees incident to or arising out of the negotiation, preparation and execution of the New Real Property Leases or the Topanga Lease Extension;

(r)            any Liabilities arising or pertaining to activities conducted by either Seller after the Closing Date;

(s)           any Liabilities arising or pertaining to the Existing Calabasas Lease or the Existing La Quinta Lease or the Sellers’ termination thereof;

(t)            any Liabilities associated with the Sellers’ fee ownership of the Coalinga Real Property;

(u)           any other Liability of any Seller not expressly assumed by the Buyer under Section 1.3 including any Liabilities not appearing on the face of the Closing Date Balance Sheet (excluding the notes thereto), any contingent Liabilities, Liabilities arising out of transactions entered into at or prior to the First Closing, any damage, accident, injury or death occurring, or the facts giving rise to which occurred, prior to the First Closing or any state of facts existing at or prior to the First Closing, regardless of when asserted, which are not expressly assumed in Section 1.3);

Each Seller hereby acknowledges that the Sellers are retaining the Excluded Liabilities, and the Sellers shall pay, discharge and perform all such Excluded Liabilities promptly when due.

Article II
CONSIDERATION; CLOSING

2.1           Consideration.  The aggregate consideration to be paid by the Buyer (the “Consideration”) for the Purchased Assets and the Non-Solicitation Agreements shall consist of (a) the cash purchase price of $47,500,000 adjusted as provided in Section 2.4 (the “Cash Consideration”), (b) the Contingent Payment, and (c) the assumption of the Assumed Liabilities.

2.2           The Closing.  The closing of the transactions contemplated by this Agreement shall occur in two stages (each, a “Closing”).  Each Closing shall take place at the offices of Davis Graham & Stubbs, 1550 17th Street, Denver, Colorado 80202 or such other place as the Sellers and the Buyer shall agree in writing.

(a)           At the first Closing (the “First Closing”), the Parties shall consummate the purchase of all Purchased Assets (other than the Topanga Purchased Assets) and assumption of all Assumed Liabilities (other than the Topanga Assumed Liabilities).  The First Closing is expected to occur effective as of 12:01 A.M. on June 17, 2007, but shall occur within (5) five days of the satisfaction or waiver of the conditions set forth in Article VI and Article VII (disregarding for this purpose any such conditions to be satisfied by actions to be taken at the First Closing), or such other date as the Sellers and the Buyer shall agree in writing.  Subject to Section 5.12 and the terms of the Management Agreement, Buyer shall be entitled to immediate possession of, and to exercise all rights arising under, the Purchased Assets (including the Topanga Purchased Assets) and shall assume all Assumed Liabilities (other than the Topanga Assumed Liabilities) from and after 12:01 A.M. on the First Closing Date, and the operation of the Restaurants shall transfer at such time.  The date on which the First Closing occurs shall be referred to as the “First Closing Date”.

(b)           At the second Closing (the “Second Closing”), the Parties shall consummate the purchase of the Topanga Purchased Assets and assumption of the Designated Assumed Liabilities.  The Second Closing shall occur within (5) five days of the satisfaction or waiver of the conditions set forth in Article VI and Article VII (disregarding for this purpose any such conditions to be satisfied by actions to be taken at the Second Closing), or such other date as the Sellers and the Buyer shall agree in writing.  The date on which the Second Closing occurs shall be referred to as the “Second Closing Date”.  Buyer shall be entitled to exercise all rights arising under the Topanga Purchased Assets and shall assume the Topanga Assumed Liabilities from and after 12:01 A.M. on the Second Closing Date.

2.3           Deliveries at the Closings.

(a)           At the First Closing, and thereafter as may be reasonably requested by Buyer, Sellers shall convey, transfer, assign, and deliver all of their right, title and interest in the Purchased Assets (other than the Topanga Purchased Assets) to Buyer, and shall also deliver to the Buyer the following:

(i)            one or more bills of sale substantially in the form attached hereto as Exhibit C (each, a “Bill of Sale”), duly executed by each applicable Seller, to effectuate the transfer of the Purchased Assets (other than the Topanga Purchased Assets) to the Buyer;

(ii)           one or more assignment and assumption agreements, substantially in the form attached hereto as Exhibit D (each, an “Assignment Agreement”), duly executed by each applicable Seller, to effectuate the assignment of the Assumed Liabilities other than the Topanga Assumed Liabilities and the Excluded Liabilities to the Buyer;

(iii)          an assignment and assumption agreement for each of the Assumed Real Property Leases (other than the Topanga Real Property Lease) (each, a “Lease Assignment Agreement”);

(iv)          the Non-Solicitation Agreements, duly executed by the parties thereto;

(v)           the Indemnification Escrow Agreement, duly executed by each Seller;

(vi)          the Management Agreement, duly executed by Top Robin;

(vii)         copies of all consents of third parties that are (A) required from Governmental Entities for the consummation of the transactions contemplated hereby, or (B) required in order to prevent a Seller’s breach of or default under or a termination of any Assumed Contract, Assumed Real Property Lease or Permit, provided, however, that at the First Closing the Sellers shall not be required to deliver consent from the landlord of the Topanga Restaurant;

(viii)        all operating manuals, proprietary information and similar documents and information held by Sellers in connection with Sellers’ status as a franchisee of Buyer and all copies and extracts therefrom;

(ix)           all plans and specifications, building permits, certificates of occupancy, surveys, environmental and engineering reports, and similar materials related to the Leased Real Property in Sellers’ possession or control;

(x)            such estoppel certificates as Seller has received from the landlords party to the Assumed Real Property Leases (other than the Topanga Restaurant);

(xi)           a certificate, signed by an officer or partner of such Seller, to the effect that each of the conditions specified in Section 6.1 through 6.7 have been satisfied;

(xii)          a legal opinion from Graham & Dunn P.C. dated the First Closing Date substantially in the form attached hereto as Exhibit F;

(xiii)         certified copies of the Fundamental Documents of each Seller and the authorizing resolutions and incumbency certificates of each Seller for this Agreement and the other Documents; and

(xiv)        any closing documents reasonably requested by Fidelity National Title (the “Title Company”) in connection with the issuance of the Title Policies.

(b)           At the First Closing, the Buyer shall deliver:

(i)            to the Indemnification Escrow Agent (for immediate wire delivery to Morite or Top Robin in relative amounts as directed by the Sellers), by wire transfer of immediately available U.S. funds the sum of:

(A)         $43,080,830 less the adjustment, if any, pursuant to Section 2.4, and

(B)         $870,235, representing the First Quarter Prepayment.

(ii)           to the Indemnification Escrow Agent, $953,000 to be held in accordance with the terms of the Indemnification Escrow Agreement and this Agreement;

(iii)          to each Seller, a duly executed copy of the Indemnification Escrow Agreement;

(iv)          to each Seller, a duly executed copy of each Assignment Agreement in order to effectuate the assumption of the Assumed Liabilities (other than the Topanga Assumed Liabilities) by the Buyer;

(v)           to each Seller, a duly executed copy of each Lease Assignment Agreement (other than for the Topanga Restaurant); and

(vi)          to each Seller, certified copies of the Fundamental Documents of the Buyer, and the authorizing resolutions and incumbency certificates of the Buyer for this Agreement and other Documents.

(c)           At the Second Closing, and thereafter as may be reasonably requested by Buyer, Top Robin shall convey, transfer, assign, and deliver all of its right, title and interest in the Topanga Purchased Assets to Buyer, and shall also deliver to the Buyer the following:

(i)            one or more Bills of Sale, duly executed by Top Robin, to effectuate the transfer of the Topanga Purchased Assets, and the Topanga Assumed Liabilities to the Buyer;

(ii)           one or more Assignment Agreements duly executed by Top Robin, to effectuate the assignment of the Topanga Assumed Liabilities to the Buyer;

(iii)          a Lease Assignment Agreement for the Topanga Real Property Lease and a copy of the consent of the landlord for the Topanga Real Property Lease;

(iv)          such estoppel certificates as Seller has received from the landlord party to the Topanga Real Property Lease;

(v)           a certificate, signed by an officer or partner of Top Robin, to the effect that each of the conditions to the consummation of the Second Closing specified in Section 6.1 through 6.7 and 6.14 have been satisfied;

(vi)          a legal opinion from Graham & Dunn P.C. dated the Second Closing Date substantially in the form attached hereto as Exhibit F provided that the opinion delivered at the Second Closing need only address the Topanga Restaurant and Top Robin;

(vii)         any closing documents reasonably requested by the Title Company in connection with the issuance of the Title Policies.

(d)           At the Second Closing (or earlier, if required pursuant to paragraph (iv)), the Buyer shall deliver:

(i)            to the Indemnification Escrow Agent (for immediate wire delivery to Top Robin), by wire transfer of immediately available U.S. funds, $2,075,796, subject to any adjustment mutually agreed upon by the Buyer and Top Robin;

(ii)           to the Indemnification Escrow Agent, $47,000 to be held in accordance with the terms of the Indemnification Escrow Agreement and this Agreement;

(iii)          to Top Robin, $12,021 for each 4-week period (prorated for any partial period) from the First Closing Date until the earlier of the Second Closing or the termination of this Agreement under Section 8.2; provided, that, such amount shall be paid on the first business day following each 4-week period;

(iv)          to each Seller, each Assignment Agreement in order to effectuate the assumption of the Topanga Assumed Liabilities by the Buyer; and

(v)           a Lease Assignment Agreement for the Topanga Real Property Lease.

2.4           Closing Date Purchase Price Adjustment.

(a)           At least 3 days prior to the anticipated First Closing Date, each Seller shall deliver to Buyer an estimated Closing Date Balance Sheet of such Seller and an estimate of the Adjustment Amount as of the anticipated First Closing Date (the “Estimated Adjustment Amount”), together with such supporting documentation and other data as is reasonably necessary to substantiate such estimate.  All accounting calculations and terms shall be in accordance with GAAP and, to the extent not in violation of GAAP, consistently applied with the Year End Balance Sheet.  Each Seller will provide Buyer and its representatives with prompt access to such books, records, employees and auditors of such Seller as Buyer may reasonably request in order to verify the determination of the Estimated Adjustment Amount.

(b)           The “Adjustment Amount” may be a positive or negative number and shall mean the amount by which the Net Working Capital transferred to the Buyer from such Seller at the First Closing exceeds $0.  “Net Working Capital” shall mean, with respect to each Seller, (i) the amount of the Inventory (not including amounts recorded with respect to the Simi Valley Liquor), Till Cash, cash associated with outstanding gift certificates, House Charges, Broadway Faire work in progress, Prepaid Expenses shown on such Seller’s Closing Date Balance Sheet and included in the Purchased Assets, less (ii) the amount of the accounts payable, accrued expenses, accrued utilities, accrued rent payable (not including amounts recorded with respect to the Existing La Quinta Lease or the Existing Calabasas Lease), gift certificates and gift cards included in the Assumed Liabilities.  The calculation of Net Working Capital shall be determined substantially as set forth in Exhibit G.

(c)           If the Estimated Adjustment Amount is positive, then the Cash Consideration shall be increased dollar for dollar by the amount of such excess.  If the Estimated Adjustment Amount is negative, then the Cash Consideration shall be decreased dollar for dollar by the absolute value of such deficiency.

(d)           All calculation pursuant to Section 2.4 and 2.5 shall be determined assuming that all Purchased Assets (including the Topanga Purchased Assets) and all Assumed Liabilities (including the Topanga Assumed Liabilities) are transferred at the First Closing Date.

2.5           Post-Closing Purchase Price Adjustment.

(a)           As soon as practicable following the First Closing Date (but not later than 60 days after the First Closing Date), each Seller shall deliver to the Buyer the final Closing Date Balance Sheet for such Seller, a determination of the actual Adjustment Amount (the “Actual Adjustment Amount”) and a determination of the Post-Closing True-Up (as defined below), together with such supporting documentation and other data as is reasonably necessary to substantiate such determinations.  All accounting calculations and terms shall be in accordance with GAAP and, to the extent not in violation of GAAP, consistently applied with the Year End Balance Sheet.  For purposes of this Section 2.5, the Buyer shall be entitled to have reasonable access to the books and records and work papers of each of the

Sellers and their representatives used in preparation of the Closing Date Balance Sheets and shall be entitled to discuss such books and records and work papers with each of the Sellers, their representatives and those persons responsible for the preparation thereof.

(b)           The “Post-Closing True-Up” may be a positive or negative number and shall be an amount equal to the Actual Adjustment Amount less the Estimated Adjustment Amount.

(c)           If the Post-Closing True-Up is positive, then the Buyer shall deliver an amount of cash equal to the amount of the Post-Closing True-Up to such Seller, payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by such Seller prior to the Closing Date.  If the Post-Closing True-Up is negative, then such Seller shall deliver an amount of cash equal to the absolute value of the Post-Closing True-Up to the Buyer, payable by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by the Buyer to the Sellers.  Any such payment of cash required pursuant to this Section 2.5 shall be deemed to be an adjustment to the Purchase Price and shall be made by acknowledgment of the Parties within two business days after the Closing Date Balance Sheet is deemed final and conclusive pursuant hereto.

(d)           In the event that the Buyer reasonably disagrees with any amounts reflected on the final Closing Date Balance Sheet or the determination of the Post-Closing True-Up, the Buyer shall so inform the applicable Seller in writing within 15 days of the Buyer’s receipt thereof, such writing to set forth the objections of the Buyer in reasonable detail.  If such Seller and the Buyer cannot reach agreement as to any disputed matter relating to the Post-Closing True-Up within 15 days after notification by the Buyer to the Seller of a dispute, they shall forthwith refer the dispute to an independent accounting firm to be agreed upon by the Buyer and the Seller (the “Independent Accountant”) for resolution, with the understanding that such Independent Accountant shall resolve all disputed items within 20 days after such disputed items are referred to it.  All costs of the review by the Independent Accountant shall be shared equally by the Buyer and the applicable Seller.  The decision of the Independent Accountant with respect to all disputed matters relating to the Post-Closing True-Up shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer.  If the Buyer does not object to the Closing Date Balance Sheet (and the amount of Post-Closing True-Up calculated thereby) within the 15-day period referred to above, the amount of the Post-Closing True-Up, as determined by the Closing Date Balance Sheet as so prepared, shall be deemed final and conclusive and binding upon the Buyer and the Sellers.

2.6           Contingent Payment.

(a)           The Sellers shall be entitled to receive and the Buyer shall pay a contingent payment in an amount up to $3 million determined as provided in this Section 2.6 (the “Contingent Payment”).  The Contingent Payment shall be paid in accordance with paragraph (c) and shall be calculated as follows:

(i)            The maximum prepayment of the Contingent Payment for the sixteen week period ended April 22, 2007 shall be $923,077 (the “First Quarter Maximum Prepayment”) and the target Gross Restaurant Sales for the sixteen week period ended April 22, 2007 shall be $18,615,385 (the “First Quarter Target”).  The Sellers have represented that they have attained Gross Restaurant Sales equal to $17,549,734 during such period (equal to 94.3% of the First Quarter Target).  At Closing, the Buyer shall pay to the Sellers an aggregate amount equal to $870,235, representing 94.3% of the First Quarter Maximum Prepayment (the “First Quarter Prepayment”).

(ii)           The maximum aggregate prepayment of the Contingent Payment through the twenty-eight week period ended July 15, 2007 shall be $1,615,385 (the “Second Quarter Maximum Prepayment”).  The threshold cumulative Gross Restaurant Sales for the twenty-eight week period ended July 15, 2007 shall be $29,263,139 (the “Second Quarter Threshold”) and the target shall be $33,005,495

(the “Second Quarter Target”).  Provided that the actual Gross Restaurant Sales for the twenty-eight week period ended July 15, 2007 exceed the Second Quarter Threshold, the Buyer shall pay to the Sellers an aggregate amount (the “Second Quarter Prepayment”) equal to (A) the Second Quarter Maximum Prepayment multiplied by the quotient (but no more than 1.0) of (x) the actual Gross Restaurant Sales for the twenty-eight week period ended July 15, 2007, divided by (y) the Second Quarter Target, less (B) the amount of the First Quarter Prepayment paid to the Sellers.  In no event will the sum of the First Quarter Prepayment and the Second Quarter Prepayment exceed the Second Quarter Maximum Prepayment.

(iii)          The maximum aggregate prepayment of the Contingent Payment through the forty-week period ended October 7, 2007 shall be $2,307,692 (the “Third Quarter Maximum Prepayment”).  The threshold cumulative Gross Restaurant Sales for the forty-week period ended October 7, 2007 shall be $42,781,750 (the “Third Quarter Threshold”) and the target shall be $48,252,747 (the “Third Quarter Target”).  Provided that the actual Gross Restaurant Sales for the forty-week period ended October 7, 2007 exceed the Third Quarter Threshold, the Buyer shall pay to the Sellers an aggregate amount (the “Third Quarter Prepayment” and together with the First Quarter Prepayment and the Second Quarter Prepayment, the “Prepayments”) equal to (A) the Third Quarter Maximum Prepayment multiplied by the quotient (but no more than 1.0) of (x) the actual Gross Restaurant Sales for the forty-week period ended October 7, 2007, divided by (y) the Third Quarter Target, less (B) the amount of the First Quarter Prepayment and the Second Quarter Prepayment paid to the Sellers.  In no event will the sum of the First Quarter Prepayment, the Second Quarter Prepayment and the Third Quarter Prepayment exceed the Third Quarter Maximum Prepayment.

(iv)          The maximum aggregate payment of the Contingent Payment through the fifty-two week and one day period ended December 31, 2007 shall be $3,000,000 (the “Maximum Contingent Payment”).  The threshold cumulative Gross Restaurant Sales for the fifty-two week and one day period ended December 31, 2007 shall be $56,300,000 (the “Contingent Payment Threshold”) and the target shall be $63,500,000 (the “Contingent Payment Target”).  Provided that the actual Gross Restaurant Sales for the fifty-two week and one day period ended December 31, 2007 exceed the Contingent Payment Threshold, the Buyer shall pay to the Sellers an aggregate amount equal to (A) the Maximum Contingent Payment multiplied by the quotient (but no more than 1.0) of (x) the actual Gross Restaurant Sales for the fifty-two week and one day period ended December 31, 2007, divided by (y) the Contingent Payment Target, less (B) the amount of the Prepayments paid to the Sellers.  In no event will all aggregate payments pursuant to this Section 2.6(a) exceed $3 million.

(b)           “Gross Restaurant Sales” shall mean the total amount charged in connection with any and all sales of food, beverages, merchandise and services made or rendered on, in or from the Restaurants and all other sales at or relating to the Restaurants (including receipts from public telephones, stamp machines and vending/video machines, sales of promotional items, and redemptions of gift certificates), for the fifty-two week and one day period ended December 31, 2007 (or such shorter period as set forth in paragraph (a) above) determined in accordance with GAAP.  “Gross Restaurant Sales” shall not include:

(i)            the value of meals furnished to employees or the discounted amount of any sale to an employee of Seller (before the First Closing Date) or Buyer (on or after the First Closing Date) (as applicable, the “Operator”);

(ii)           the amount of any sales, use, gross receipts or similar tax imposed by any Governmental Entity directly on sales, to the extent such tax is separately stated and collected by Operator from its customers and paid to any governmental authorities;

(iii)          tips or gratuities paid by customers to employees;

(iv)          any service charge separately made to customers and collected by Operator and turned over to its employees in lieu of such employees receiving tips or gratuities from Tenant’s patrons;

(v)           the sale of trade fixtures or movable equipment by Operator after use thereof at the Restaurants;

(vi)          the proceeds of insurance or like settlements;

(vii)         uncollected and uncollectible accounts, walkout or bad debt expense;

(viii)        the selling price of all merchandise returned by customers and accepted for full credit or the amount of discounts and allowances made thereon;

(ix)           cash refunds made to customers in the ordinary course of business;

(x)            charges paid to the issuers of credit cards and charges for check authorization fees;

(xi)           credits given for coupons or other discounts; and

(xii)          intercompany transfers of food and/or inventory, provided no such transfer is made to avoid paying any Contingent Payment hereunder.

(c)           Within fifteen days after the end of each fiscal quarter, the Buyer shall prepare and deliver to the Sellers a statement (each, a “Contingent Payment Statement”) setting forth the Gross Restaurant Sales for the fiscal year-to-date through such fiscal quarter, including a breakdown showing the amount of gross restaurant sales for each Restaurant, and the amount of the payment, if any, payable to the Sellers.  The Sellers and their authorized agents, will be granted reasonable access to the books and records of the Restaurants and the management personnel of the Buyer for the purpose of evaluating the information set forth in the Contingent Payment Statement.  In the event that the Sellers dispute the Buyer’s calculation of the Gross Restaurant Sales or the payment due, the Sellers shall notify the Buyer in writing (a “Contingent Payment Dispute Notice”) of such dispute, setting forth in reasonable detail the basis for such dispute.  Any such dispute shall be resolved under the procedures set forth in Section 2.6(e).

(d)           If the Sellers either notify the Buyer of its agreement with the Buyer’s calculation, or if the Buyer does not deliver a Contingent Payment Dispute Notice within twenty-five days after the end of the fiscal quarter, then the calculation of Gross Restaurant Sales and the payment due reflected in the Contingent Payment Statement shall be deemed to be final, conclusive and binding on the Parties, and the Buyer shall promptly (but in no event later than thirty days after the end of each fiscal quarter) pay to the Sellers the amount shown in the Contingent Payment Statement, by wire transfer or immediately available U.S. funds in accordance with the written payment instructions furnished jointly by the Sellers.  The Buyer shall have no responsibility for the allocation of the Contingent Payment (including any Prepayment) among the Sellers.

(e)           In response to any timely Contingent Payment Dispute Notice delivered by the Sellers, the Buyer and the Sellers shall first use their diligent good faith efforts to mutually resolve such dispute themselves.  If the Buyer and the Sellers are unable to resolve the dispute within thirty (30) days after delivery of the Contingent Payment Dispute Notice, then the Buyer shall permit (during regular business hours, and in a manner so as not to unreasonably interfere with the normal business operations of the Buyer and/or the Restaurants) an independent accounting firm mutually agreeable to the Sellers and the

Buyer (the “Auditing Accountant”) to audit the Buyer’s calculation of Gross Restaurant Sales and the Contingent Payment.  The Buyer shall furnish the Auditing Accountant with such documents or information as such Auditing Accountant deems necessary to complete its audit.  The Auditing Accountant’s audit shall be limited to the purpose of determining whether the amount of Gross Restaurant Sales and the Contingent Payment (including any Prepayment), as set forth in the Contingent Payment Statement, are correct.  The Buyer and the Sellers shall cause the Auditing Accountant to use its commercially reasonable efforts to render a written report setting forth its determination of the correct Gross Restaurant Sales and the Contingent Payment (including any Prepayment) within forty-five (45) days after such matters are referred to it.  The determination of the Auditing Accountant with respect to all such matters shall be deemed final and conclusive and shall be binding upon the Buyer and Sellers and may be entered and enforced in any court of competent jurisdiction.  The procedures specified in this subsection (e) shall be the sole and exclusive procedure for resolution of the amount of Gross Restaurant Sales and the calculation of the Contingent Payment, including any Prepayment.  In the event that the amount of the payment as set forth in the Contingent Payment Statement is less than the amount of the payment as determined by the Auditing Accountant by an amount greater than five percent (5%) of the amount of the payment as determined by the Auditing Accountant, then the fees and expenses of the Auditing Accountant shall be borne by the Buyer; otherwise, all the fees and expenses of the Auditing Accountant shall be the sole responsibility of the Sellers.

2.7           Allocation of Purchase Price.  The Buyer and the Sellers hereby agree that the Consideration shall be allocated among the Purchased Assets and Non-Solicitation Agreements as mutually agreed among the Parties prior to the First Closing Date.  Such allocation shall be conclusive and binding upon the Parties for all purposes. The Parties shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Entity that is inconsistent with such allocation.

2.8           Escrow Amount.

(a)           As provided in Section 2.3(b)(ii) and 2.3(d)(ii), the Buyer shall deposit an aggregate amount of $1,000,000 of the Consideration in an escrow account with Fidelity National Title (the “Indemnification Escrow Agent”) as security for the Sellers indemnification obligations pursuant to  Article IX.  Such amount shall be held and disbursed to the Sellers in accordance with the terms of this Agreement and the Indemnification Escrow Agreement.

(b)           Prior to the date hereof, Buyer deposited in escrow an aggregate of $1,343,374 representing the portion of the Cash Consideration allocable to each of the Purchased Liquor Licenses, (together, the “Liquor License Escrow Amounts”) in the amounts and with the escrow agent shown on Exhibit H.  Amounts held for each Purchased Liquor License shall be disbursed at or following the First Closing Date or Second Closing Date (with respect to the Topanga Real Property Lease) to the applicable Seller upon satisfaction of all regulatory conditions required in order to complete the final transfer of such Liquor License from the applicable Seller to the Buyer.  In the event any Liquor License Escrow Amount is released to Seller prior to the applicable Closing Date, the Seller agrees to hold such amounts for the Buyer’s account until the consummation of the applicable Closing, or, upon Buyer’s request, to return such amounts to Buyer, in which event the amount paid by Buyer at the applicable Closing shall be increased by the amount of the Liquor License Escrow Amount returned to Buyer.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, each Seller severally represents and warrants to the Buyer as set forth below.

3.1           Organization and Capitalization of the Sellers.  Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and is qualified to do business in every jurisdiction in which the failure to so qualify could have a Material Adverse Effect.  Schedule 3.1 sets forth, with respect to such Seller, the type of entity, its jurisdiction of incorporation or organization, and a list of all states in which such Seller is qualified to do business.  Also set forth on Schedule 3.1 is a list of the partners or stockholders of such Seller and the current ownership percentages of each such partners or stockholder.  No other Person has any right to or interest in the outstanding partnership interests or capital stock of such Seller or has any right, contingent or otherwise, to purchase, acquire or own, directly or indirectly, any partnership interest, stock or any other equity interest in such Seller.

3.2           Authorization of Transaction.  Such Seller has all requisite power and authority to own and operate its Restaurants and to carry on the operation of its Restaurants as now conducted.  Such Seller has all requisite power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and all related transactions and to perform its obligations under each such Document.  Each Document to which such Seller is a party has been duly and validly authorized by all necessary action (corporate, partnership or otherwise) on the part of such Seller, and each Document to which such Seller is a party has been duly executed and delivered by such Seller, and constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency and similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

3.3           Non-contravention.  Except as set forth on Schedule 3.3(a), neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated by the Documents by such Seller, shall (a) violate any Law to which such Seller, its Restaurants or the Purchased Assets being transferred by such Seller is subject, (b) violate any provision of the Fundamental Documents of such Seller, (c) violate any provision of any Permit, including any Liquor License, (d) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract, agreement, instrument or other document to which such Seller is a party or (e) result in the imposition of any Lien upon any of the Purchased Assets.  Except as set forth on Schedule 3.3(b), such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or any consent or approval of any other Person in order for such Seller to consummate the transactions contemplated by the Documents.

3.4           Subsidiaries.  Such Seller does not own, directly or indirectly, any stock, partnership or joint venture interest in, or any security or ownership interest issued by, any other Person.

3.5           Financial Statements.

(a)           Schedule 3.5(a) contains the following financial statements (collectively, the “Financial Statements”):

(i)            the unaudited balance sheets of such Seller at December 25, 2005 and December 31, 2006 (the December 31, 2006 balance sheet being referred to herein as the “Year End Balance Sheet”) and the related consolidated statements of operations, partners’ or stockholders’ equity and cash flows, for the fiscal years ended December 25, 2005 and December 31, 2006 (the latter, referred to as the “Most Recent Fiscal Year”); and

(ii)           the unaudited Balance Sheet of such Seller as of March 25, 2007 (the “Latest Balance Sheet”) and the related unaudited statements of operations, partners’ or stockholders’ equity and cash flows, for the interim period ended March 25, 2007 (together with the Latest Balance Sheet, the “Latest Financial Statements”).

(b)           Except as set forth in detail on Schedule 3.5(b), the Financial Statements of such Seller fairly present in all material respects such Seller’s financial condition, results of operations, retained earnings and changes in cash flow as of the dates thereof and for the periods indicated thereon and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Latest Financial Statements, to the lack of footnotes.  Such Seller has never received an independent audit opinion with respect to the Financial Statements.

3.6           Events Subsequent to December 31, 2006.  Except as set forth on Schedule 3.6, since December 31, 2006, (i) such Seller has operated its Restaurants in the ordinary course consistent with past practice, (ii) such Seller and its Restaurants, individually or in the aggregate, have not suffered any Material Adverse Change, and:

(a)           such Seller has not accelerated, terminated, modified or amended any agreement, contract, document, lease, or license (or series of related agreements, contracts, leases, and licenses) involving the payment of $25,000 or more or which is otherwise material to such Seller or the Restaurants and, to the Knowledge of such Seller, no party to the foregoing has or intends to take any such action;

(b)           such Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) material to any of its assets or property;

(c)           such Seller has not declared, set aside, increased or paid any dividend, or declared or made any distribution on, or directly or indirectly redeemed, purchased or otherwise acquired, any of its capital stock or partnership interests;

(d)           such Seller has not entered into or amended any employment or severance contract with any Person employed by its Restaurants or increased the rate of compensation for or paid any bonuses to any of any its officers or employees, except for (i) hiring of non-officer Restaurant employees in the ordinary course of business, and (ii) immaterial raises to non-officer Restaurant employees in the ordinary course of business consistent with past practice;

(e)           such Seller has not paid any fee, interest, royalty or any other payment of any kind to any Affiliate thereof;

(f)            such Seller has not incurred any indebtedness for borrowed money, or guaranteed any such indebtedness of another Person, entered into any agreement to maintain any financial condition of another Person or entered into any arrangement having the economic effect of any of the foregoing, or made any loans, advances or capital contributions to, or investments in, any other Person;

(g)           such Seller has not mortgaged, pledged or otherwise encumbered any Purchased Asset;

(h)           such Seller has not sold, leased, licensed, transferred, assigned or otherwise disposed of any of its assets, tangible or intangible, other than in the ordinary course of business to a Person who is not an Affiliate of such Seller;

(i)            such Seller has not made or agreed to make any capital expenditure, other than those in the ordinary course of business and consistent with past practices out of available cash, and except in connection with the development of the Broadway Faire Restaurant;

(j)            such Seller has not made any acquisition of assets other than acquisitions of inventory, supplies and equipment in the ordinary course of business;

(k)           such Seller has not delayed or postponed the payment of accounts payable or other Liabilities outside the ordinary course of business;

(l)            such Seller has not commenced, cancelled, compromised, waived, released or settled any right, claim or Proceeding (or series of related rights, claims or Proceedings);

(m)          such Seller has not granted any license or sublicense of any rights under or with respect to any of such Seller’s Intellectual Property;

(n)           such Seller has not made or pledged to make any charitable contribution, capital contribution or loan outside the ordinary course of business;

(o)           none of such Seller’s Restaurants have suffered the termination, suspension or revocation of any Liquor License or Permit necessary for the operations of such Restaurant;

(p)           such Seller has not materially decreased the weekly average inventory of its Restaurants or Till Cash in its Restaurants;

(q)           there has been no other occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving any Seller or any of the Restaurants; and

(r)            such Seller has not committed to do any of the foregoing, and, to such Seller’s Knowledge, no Affiliate of such Seller has done or committed to any of the foregoing with respect to such Seller or its Restaurants.

3.7           Absence of Undisclosed Liabilities.  Such Seller has no material Liabilities, except for (a) Liabilities reflected on the face of the liabilities section of such Seller’s Latest Balance Sheet, (b) Liabilities under agreements, contracts, commitments, licenses or leases which are not required to be reflected on financial statements prepared in accordance with U.S. GAAP, (c) Liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business, and (d) Liabilities set forth on Schedule 3.7.

3.8           Legal Compliance.

(a)           In connection with the operation of the Business, since December 31, 2000, such Seller has materially complied and is in material compliance with, and each of its Restaurants has materially complied and is in material compliance with, all applicable Laws, Environmental and Safety Requirements, Orders and Permits, and no Proceeding is pending or, to the Knowledge of such Seller, threatened, alleging any failure to so comply.

(b)           Schedule 3.8(b) sets forth a list of all Permits, including Liquor Licenses, under which such Seller is operating or bound.  Such Permits (i) constitute all Permits used or required in the operation of the Restaurants as presently conducted, (ii) are in full force and effect and (iii) are not subject to any pending or, to the Knowledge of such Seller, threatened Proceeding seeking their revocation or limitation.

(c)           During such Seller’s operation of its Restaurants since December 31, 2000, no such Restaurant has received a citation, warning, or reprimand for, or otherwise been notified of, any violation of any Law governing alcoholic beverages or any Environmental and Safety Requirements or similar municipal, state or federal Law.  To the Knowledge of such Seller, during its operation of its Restaurants, such Seller has not served any food or foodstuff which is claimed to have caused any illness or injury to the consumer thereof which would reasonably be expected to have a Material Adverse Effect.

3.9           Title to Properties.

(a)           Except as set forth on Schedule 3.9(a), (i) such Seller owns good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of its Purchased Assets, and (ii) with the exception of the Excluded Assets, such Purchased Assets include all assets presently used by Seller in the conduct of its Business in the ordinary course.

(b)           The facilities, equipment and other tangible assets included in such Seller’s Purchased Assets are in good condition and repair (subject to routine maintenance and repair for similar assets of like age), fit for their particular purpose, and are usable in the ordinary course of such Seller’s Business.  Such Seller owns or leases under valid leases all equipment and other tangible assets necessary for the operation of its Restaurants as conducted as of the date hereof and as of the date of the Latest Balance Sheet.

(c)           Except as set forth on Schedule 3.9(c), the fixed assets of such Seller are in normal operating condition (subject to routine maintenance and repair for similar assets of like age), to Sellers’ Knowledge no major repairs are necessary concerning the fixed assets, and the fixed assets comply in all material respects with applicable Laws and Environmental and Safety Requirements.

(d)           Such Seller does not own any fee interest in real property, other than Morite’s ownership of the fee interest in the real property for the Coalinga Restaurant.

(e)           Schedule 3.9(e) contains a complete and accurate list of all real property leased by such Seller (the “Leased Real Property”), separated by Restaurant location, listing the street address of such property, as well as all buildings and other structures and material improvements located on such Leased Real Property, the commencement and expiration dates, the current base and percentage rent payments, the name and address of the lessor and any requirement of consent of the lessor to assignment, if any, and a description of uses of and facilities on such Leased Real Property.  Except for Morite’s ownership of the real property used in connection with the Coalinga Restaurant, the Leased Real Property constitutes all real properties used or occupied by such Seller in connection with the operation of the Restaurants.  With respect to the Leased Real Property, such Seller is the owner and holder of all of the leasehold estates purported to be granted by such lease, and each lease is in full force and effect and constitutes a valid and binding obligation of such Seller.  Such Seller has delivered to the Buyer true and complete copies of all leases to which it is a party and referred to in Schedule 3.9(e) (the “Real Property Leases”).  In addition, except as set forth in Schedule 3.9(e):

(i)            such Seller has not entered into any subleases with respect to the Real Property Leases;

(ii)           the security deposit for each of such Seller’s Real Property Leases is in the form of cash and such Seller has not received notice from the landlord of any deduction against such security deposit;

(iii)          rent under each of such Seller’s Real Property Leases has been paid through the most current month due, and no rent is being held by the landlord thereunder more than one month in advance;

(iv)          no default, or events which with the passage of time or giving of notice would constitute a default, exists under any of such Seller’s Real Property Leases;

(v)           all improvements required to be made by the landlord under such Seller’s Real Property Leases or by any Governmental Entity have been made, and such Seller has accepted possession of the Leased Real Property;

(vi)          no brokerage fees or commissions are outstanding with respect to such Seller’s Leased Real Property;

(vii)         such Seller has received no written notice of a violation of law with respect its Leased Real Property, including, without limitation, the Americans with Disabilities Act;

(viii)        such Seller has received no written notice from any party objecting to such Seller’s current use of the Leased Real Property;

(ix)           such Seller has not waived, orally or in writing, any provisions of its Real Property Leases; and

(x)            there are no current obligations of such Seller to repair or improve any of its Leased Real Property and no obligations of such Seller that may require any repair or improvement to any of its Leased Real Property upon transfer, assignment or sale of its Restaurant or any interest in its Leased Real Property.

(f)            With respect to such Seller’s Leased Real Property, except as set forth in Schedule 3.9(f):

(i)            such Seller has not received written notice that any portion thereof is subject to any pending condemnation Proceeding by any public or quasi-public authority and, to the Knowledge of such Seller, there is no threatened condemnation Proceeding with respect thereto;

(ii)           no notice of any increase in the assessed valuation of such Leased Real Property and no notice of any contemplated special assessment has been received by such Seller and, to the Knowledge of such Seller, there is no threatened increase in the assessed valuation or special assessment pertaining to such Leased Real Property;

(iii)          there are no leases or other agreements, written or oral, to which such Seller is a party, granting to any party or parties (other than a Seller) the right of use or occupancy of any portion of any parcel of such Leased Real Property;

(iv)          other than the Sellers, there are no parties in possession of any of such Leased Real Property;

(v)           there have been no discussions or correspondence with the respective landlords of such Leased Real Property concerning renewal terms therefor of which the Buyer has not been notified; and

(vi)          the physical condition of such Leased Real Property is sufficient to permit the continued operation of such Seller’s Restaurants as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction.

3.10         Inventory.  Such Seller’s Inventory is saleable or usable in the ordinary course of business for its intended use by such Seller and, subject to any reserves set forth on such Seller’s Latest Balance Sheet, none of such Inventory is obsolete, damaged, or defective.

3.11         Franchise Agreements.  Such Seller has performed in all material respects its obligation to pay royalties to the Buyer as required pursuant to its Franchise Agreements.  Such Seller has performed in all material respects its obligations under its Franchise Agreement to expend the required amount for media advertising from January 1, 2006 through the Closing Date.

3.12         Tax Matters.  Such Seller (A) has timely paid all Taxes required to be paid by it through the date hereof (including any Taxes shown due on any Tax Return) and (B) has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and complete.  Except as set forth in Schedule 3.12, (i) there are no Liens for Taxes on such Seller’s Purchased Assets other than Permitted Liens, and such Seller has not been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return of such Seller, and no waivers of statutes of limitations have been given or requested with respect to such Seller; (ii) there are no pending Tax audits of any Tax Returns of such Seller; (iii) to such Seller’s Knowledge, no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against such Seller; (iv) such Seller has made full and adequate provision on its Latest Balance Sheet for all Taxes payable by it for all periods prior to the date of the Latest Balance Sheet; (v) such Seller has not and will not incur any Tax Liability from and after the date of its Latest Balance Sheet other than Taxes incurred in the ordinary course of business; (vi) such Seller has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees), and such Seller is not liable for any Taxes for failure to comply with such Laws; (vii) such Seller is not now and has not been a party to any Tax sharing agreement; (viii) none of such Seller’s Assumed Liabilities includes an obligation to make (or possibly make) any payments that will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law); (ix) such Seller has not agreed to and is not required to make any adjustments pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed to such Seller any such adjustments or changes in such Seller’s accounting methods; (x) such Seller does not have any liability for the Taxes of any other Person under any provision of applicable law or regulation, by contract, as transferee or successor, or otherwise; (xi) upon consummation of the transactions contemplated by the Documents, none of such Seller’s Purchased Assets will be subject to the “anti-churning” rules of Code Section 197(f)(9); and (xii) such Seller is not a “foreign person” for purposes of Code Section 1445.

3.13         Intellectual Property.

(a)           Schedule 3.13(a) identifies (i) all Intellectual Property used by such Seller in connection with its Business (other than Excluded Assets), (ii) each license, agreement or other permission which such Seller or any of its Affiliates has granted to any third party with respect to such Intellectual Property, and (iii) each item of Intellectual Property that any third party owns and that such Seller uses in connection with the operation of its Restaurants pursuant to license, sublicense, agreement or permission (clauses (ii) and (iii) are collectively referred to as “Licensed Intellectual Property”).

(b)           Except as set forth on Schedule 3.13(b),

(i)            Neither such Seller nor, to such Seller’s Knowledge, any of its Affiliates has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties or committed any acts of unfair competition, and neither such Seller nor, to such Seller’s Knowledge, any of its Affiliates has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, conflict or act of unfair competition;

(ii)           Such Seller owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property (other than the Licensed Intellectual Property) used in the operation of such Seller’s Restaurants as currently conducted and, to the Knowledge of the Seller, such rights to use, sell, license, dispose of and bring actions are exclusive with the respect to such Intellectual Property (other than the Licensed Intellectual Property);

(iii)          there are no royalties, honoraria, fees or other payments payable by such Seller or its Affiliates to any Person by reason of the ownership, use, license, sale or disposition of such Intellectual Property;

(iv)          no activity, service or procedure currently conducted by such Seller or its Affiliates violates any agreement governing the use of Licensed Intellectual Property;

(v)           such Seller has taken commercially reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property;

(vi)          neither such Seller nor any of its Affiliates has sent to any third party in the past five years or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any Intellectual Property right of such Seller by such other Person or any acts of unfair competition by such other Person, nor, to the Knowledge of such Seller, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened; and

(vii)         to the Knowledge of such Seller, its consummation of the transactions contemplated by the Documents will not adversely impact any of the Intellectual Property utilized in the operation of the Restaurants.

3.14         Contracts

(a)           Schedule 3.14(a) is a complete and accurate list of each written or oral:

(i)            contract, agreement, commitment, understanding or arrangement to which either Seller is a party involving the payment or receipt of $25,000 or more in any twelve-month period;

(ii)           contract for the employment of any officer, employee, or other Person providing services to either Seller’s Restaurant on a full-time, part-time, consulting or other basis;

(iii)          instrument, agreement or indenture relating to Funded Indebtedness or to mortgaging, pledging or otherwise subjecting either Seller’s assets to Lien;

(iv)          guarantee of any obligation of a Seller for borrowed money or otherwise;

(v)           agreement with respect to the lending of funds by either Seller;

(vi)          lease or agreement (other than the Real Property leases) under which either Seller is the lessee of or the holder or operator of any real or personal property owned by any other party;

(vii)         lease or agreement under which either Seller is the lessor of or permits any third party to hold or operate any real or personal property owned or controlled by such Seller;

(viii)        assignment, license or agreement with respect to any form of intangible property of either Seller, including, without limitation, any Intellectual Property or confidential information;

(ix)           contract or group of related contracts with the same party for the purchase or sale of products or services for use in either Seller’s Restaurants;

(x)            contract containing bonding, insurance or other similar requirements relating to the operation of either Seller’s Restaurants;

(xi)           contract with any Affiliate of such Seller relating to the operation of such Seller’s Restaurants; or

(xii)          contract for the lease of capital equipment that, in accordance with GAAP, is required to be capitalized on the Financial Statements.

(b)           Each item listed on Schedule 3.14(a) (each, a “Contract”) is valid and enforceable against such Seller and, to the Knowledge of such Seller, the other parties thereto.  Such Seller has performed in all material respects all obligations required to be performed by it and is not in material default under or in material breach of nor in receipt of any claim of material default or material breach under any such Contract; and no event has occurred which with the passage of time or the giving of notice or both would result in such Seller’s material default or material breach under any such Contract.  To the Knowledge of such Seller, no other party to any such Contract is in default under or in breach of such document.  Such Seller has supplied the Buyer with a true, correct and complete copy of each of the Contracts, together with all amendments, waivers or other changes thereto, and a complete description of all oral agreements to which such Seller is a party.

3.15         Insurance.  Schedule 3.15 lists and briefly describes each insurance policy, self insurance arrangement and bonding arrangement maintained by such Seller with respect to the properties, assets and business of its Restaurants (including, without limitation, any bonding arrangement required under any contract or applicable Law), and all currently pending claims thereunder.  All of such Seller’s insurance policies and bonding arrangements are in full force and effect, and such Seller is not in default with respect to its obligations under any of such insurance policies or bonding arrangements.  Such Seller has not received any notification of cancellation or modification of any of such insurance policies or bonding arrangements and does not have any claim outstanding which could be expected to cause a material increase in such Seller’s insurance rates.  To the Knowledge of such Seller, there are no facts or circumstances which exist that might relieve any insurer under such insurance policies or bonding arrangements of its obligations to satisfy in full all claims thereunder.

3.16         Litigation.  Except as set forth on Schedule 3.16, there are no Proceedings pending or, to the Knowledge of such Seller, threatened against such Seller which relate to or could affect the operations or financial results of its Restaurants and, to the Knowledge of such Seller, there is no Basis for any of the foregoing.  Schedule 3.16 also sets forth all Proceedings (or threatened Proceedings known to Seller) involving such Seller during the last five years which (i) alleged serious criminal conduct by such Seller, (ii) resulted in such Seller paying or receiving an amount in excess of $15,000 in connection with the adjudication or compromise of any Proceeding related to the operation of a Restaurants or (iii) had a Material Adverse Effect on such Seller.

3.17         Employees.

(a)           Schedule 3.17(a) lists all current employees at such Seller’s Restaurants whose annual compensation for 2006 exceeded or whose annual compensation for 2007 is expected to exceed $100,000, their permanent classifications (if applicable), their current hourly rates of compensation or base salaries (as applicable), their total 2006 compensation and 2007 compensation through March 31, 2007, the commencement date of their employment, and accrued bonus, accrued sick leave and accrued vacation benefits as of such Seller’s Latest  Balance Sheet Date.  In addition, to the extent any current employees of such Seller are on leaves of absence, Schedule 3.17(a) indicates the nature of such leave of absence and each such employee’s anticipated date of return to active employment.  No executive, key employee or group of employees of such Seller listed on Schedule 3.17(a) has indicated any plans to (i) terminate employment (other than immediately after the First Closing in order to accept employment with the Buyer) or (ii) not accept employment with the Buyer immediately after the First Closing.

(b)           To such Seller’s Knowledge, such Seller has complied with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to immigration and citizenship (including proper completion and processing of Forms I-9 for all employees), wages, hours, equal opportunity, work safety, working conditions, employment of minors, collective bargaining and the payment of social security and other Taxes.  To the Knowledge of such Seller, there are no material labor relations problems with respect to its Restaurants (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).  To the Knowledge of such Seller, there has been no criminal activity or the prior conviction, indictment, guilty plea or plea of nolo contendere on the part of any of its Restaurants’ employees or any other actual or alleged activity or actions of any such employees that could reasonably be expected to disqualify any such employee or such Seller from providing services to any current or potential customers.

(c)           Except as set forth on Schedule 3.17(c), (i) such Seller is not delinquent in payments to any of the employees at its Restaurants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, and upon termination of the employment of any such employees, neither the Buyer nor such Seller will by reason of anything done prior to the First Closing be liable to any of such employees for severance pay or any other payments, (ii) there is no employment or wage and hour claim pending or, to the Knowledge of such Seller, threatened against or involving its Restaurants, (iii) there is no claim with the U.S. Equal Employment Opportunity Commission or similar Governmental Entity pending or, to the Knowledge of such Seller, threatened against or involving its Restaurants, (iv) there is no unfair labor practice complaint against such Seller pending before the National Labor Relations Board or any other Governmental Entity relating to labor practices at its Restaurants, (v) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of such Seller, threatened against or involving its Restaurants, (vi) no labor union currently represents the employees of such Seller’s Restaurants, (vii) to the Knowledge of such Seller, no labor union has taken any action with respect to organizing the employees of its Restaurants, and (vii) neither any grievance that might result in a Material Adverse Effect nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim thereto has been asserted against such Seller.  Such Seller is not a party to or bound by any collective bargaining agreement, union contract or similar agreement.

(d)           Neither the execution and delivery of this Agreement by such Seller, nor such Seller’s consummation of the Transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, manager or employee of such Seller, under any Plan or otherwise; (ii) increase any benefits otherwise payable under any Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(e)           To Seller’s Knowledge, no valid claim may be asserted by any third party against such Seller or any of the Designated Persons (as hereinafter defined) with respect to (i) the employment by, or association with such Seller’s Restaurants of any of the present officers or employees of or consultants to such Seller (said officers, employees and/or consultants being hereinafter collectively referred to as the “Designated Persons”) or (ii) the use, in connection with the Restaurants, by any of the Designated Persons of any information which such Seller or any of the Designated Persons is prohibited from using, in each case under any prior agreements, arrangements or other preexisting set of facts, including, without limitation, any such agreement or arrangement between any of the Designated Persons, or any legal or equitable considerations applicable to, among other things, unfair competition, trade secrets or proprietary information.

3.18         Employee Benefits.

(a)           Employee Benefit Plans.  Schedule 3.18(a) sets forth a true and complete list of all of such Seller’s Employee Benefit Plans (as used in this Section 3.18, the “Plans”) (i) that cover any present or former employees of its Restaurants (A) that are, or within the six year period prior to the date of this Agreement, were maintained, sponsored or contributed to by such Seller or (B) with respect to which such Seller is, could be or was, within the six year period prior to the date of this Agreement, obligated to contribute or has any Liability or potential Liability, whether direct or indirect or (ii) with respect to which such Seller has any Liability or potential Liability on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate of such Seller.

(b)           Administration and Compliance of the Plans.  With respect to each Plan of such Seller:

(i)            all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the First Closing Date have been made or properly accrued on such Seller’s Latest Balance Sheet or, with respect to accruals properly made after the date of its Latest Balance Sheet, on the books and records of such Seller;

(ii)           there is no unfunded Liability relating to such Plan which is not reflected on the Latest Balance Sheet of such Seller or, with respect to accruals properly made after the date of the Latest Balance Sheet, on the books and records of such Seller;

(iii)          such Seller has timely deposited all amounts withheld from employees for pension, welfare or other benefits into the appropriate trusts or accounts, and no contribution, premium payment or other payment has been or will be made in support of the Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made or will be made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise);

(iv)          there have been no material violations of ERISA or other applicable Law, including, but not limited to, rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation, and the Department of Treasury, in the Plan’s administration;

(v)           there have been no transactions prohibited by Section 406 of ERISA or Section 4975 of the Code; no fiduciary (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of the Plan or investment of Plan assets;

(vi)          no claim, action, suit, proceeding, hearing or investigation with respect to the administration of the Plan or the investment of Plan assets (other than routine claims for benefits) is pending or, to the Knowledge of such Seller, threatened; and to the Knowledge of such Seller, there is no Basis for any such action, suit, proceeding, hearing, or investigation;

(vii)         such Plan is not currently under examination or audit by the Department of Labor, the Internal Revenue Service, or any other Governmental Entity, no matter is pending before the Internal Revenue Service with respect to such Plan under the Internal Revenue Service Employee Plans Compliance Resolution System Voluntary Correction Program or Audit Closing Agreement Program, and with respect to such Plan, such Seller has no liability (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any liability for):  (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law;

(viii)        such Seller has classified all individuals (including but not limited to independent contractors and leased employees) appropriately under its Plan; if any individuals have not been appropriately classified under such Plan or if such Seller’s classification is later determined to be erroneous or is retroactively revised, such error in classification will not cause such Seller or the affected Plan to incur any liability, loss or damage;

(ix)           if the Plan is intended to be “qualified,” within the meaning of Section 401(a) of the Code, the Plan is either (A) a prototype plan entitled to rely on the opinion letter issued by the Internal Revenue Service as to the qualified status of such Plan under Section 401(a) of the Code to the extent provided in Revenue Procedure 2005-16 or (B) has been determined by the Internal Revenue Service to be so qualified and the related trusts are exempt from Tax under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to adversely affect such reliance, qualification or exemption;

(x)            if the Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code): (A) it has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations under Section 409A of the Code; (B) it has not been materially modified (as determined under the proposed regulations) after October 3, 2004, if it was in effect prior to January 1, 2005; (C) no event has occurred in relation to such Plan that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; and (D) no stock option, equity unit option, or stock appreciation right granted under the Plan has an exercise price or measurement floor that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or stock appreciation right was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or stock appreciation right;

(xi)           if the Plan is a “group health plan” within the meaning of Section 5000 of the Code, the Plan has been maintained in compliance with Section 4980B of the Code and Title I, Part 6 of ERISA (collectively, “COBRA”) and no tax payable on account of Section 4980B of the Code has been or is expected to be incurred;

(xii)          except as may be required under Laws of general application, the Plan does not obligate such Seller to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits;

(xiii)         such Seller has provided the Buyer with true and complete copies, to the extent applicable, of all documents pursuant to which the Plan is maintained and administered, the most recent summary plan description, the four most recent annual reports (Form 5500 and attachments) and financial statements attached thereto, and all governmental rulings, determinations, and opinions (and pending requests therefor) issued to the Plan or on which the Plan relies; and

(xiv)        all reports and filings with Governmental Entities (including the Department of Labor, the IRS and the SEC) required in connection with the Plan have been timely made, and all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made.

(c)           Multiemployer Plans, Etc.  Neither such Seller nor any of its ERISA Affiliates are or have ever maintained or been obligated to contribute to a Multiple Employer Plan, a Multiemployer Plan, a Defined Benefit Pension Plan or a Plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code.

(d)           Effect of the Agreement.  The consummation of the transactions contemplated by this Agreement will not (i) cause such Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of such Seller to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting.

3.19         Environment and Safety.

(a)           Such Seller has complied and is in compliance with all Environmental and Safety Requirements (including without limitation all permits, licenses and other authorizations that may be required thereunder) for the occupation of its Leased Real Property and the operation of its Restaurants or otherwise related to its Leased Real Property or the operations of its Restaurants.  Such Seller has accurately prepared and timely filed with the appropriate Governmental Entities all reports, notifications and filings required pursuant to Environmental and Safety Requirements affecting its Leased Real Property or Restaurants.  With respect to such Leased Real Property and Restaurants, such Seller has not received any notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice against it alleging any violation of, any liability (contingent or otherwise) or any corrective or remedial obligation under any Environmental and Safety Requirements or involving any of its current or past operations or any Leased Real Property used by such Seller.  With respect to such Leased Real Property and Restaurants, such Seller has not expressly or, to such Seller’s Knowledge, by operation of law, assumed, undertaken or become subject to any Liability of any other Person under any Environmental and Safety Requirements.  To such Seller’s Knowledge, none of the following currently exists, has existed during Seller’s occupancy, has ever existed at the Leased Real Property:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.  No Environmental Lien has attached to any Leased Real Property.  Such Seller has not been notified that it is potentially responsible or liable under or received any requests for information or other correspondence concerning its Leased Real Property or Restaurants under CERCLA or any similar law.  Regarding the Leased Real Property or the Restaurants, such Seller has not entered into or received any Orders pursuant to Environmental and Safety Requirements and under which there are continuing obligations.

(b)           Neither such Seller nor, to its Knowledge, any previous owner or operator of the Leased Real Property, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities pursuant to CERCLA, SWDA or any other Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.  The transactions contemplated by this Agreement do not impose upon such Seller any obligations under any Environmental and Safety Requirements for site investigation or cleanup, or notification to any Governmental Entities or third parties.  No known past or present facts, events or conditions relating to the Leased Real Property or the Restaurants of such Seller would prevent compliance by such Seller or the Buyer with, or give rise to any Liability or investigatory, corrective or remedial obligation of the Buyer with respect to, Environmental and Safety Requirements, including, without limitation, any Liability related to environmental contamination or violations of health and safety requirements.

(c)           Such Seller has provided the Buyer with true, correct, and complete copies of all environmental reports and studies in the possession, custody or control of such Seller with respect to the operation of its Restaurants or any of its Leased Real Property and, to the Knowledge of such Seller, there are no other environmental reports or studies with respect thereto.

3.20         Suppliers.  Schedule 3.20 lists the ten largest suppliers of materials, products or services to the Sellers, taken as a whole, during the 12-month period ended December 31, 2006.  Except as set forth on Schedule 3.20, no such supplier has terminated or significantly reduced its business such Seller in the last 12 months.  Such Seller has not received any notice and does not otherwise have any reason to believe that any of the suppliers listed in Schedule 3.20 intends to terminate or reduce its business with such Seller.

3.21         Accounts and Notes Payable.  There are no accounts or notes payable in connection with the operation of such Seller’s Restaurants that have not been paid within 30 days of the invoice date.

3.22         Regulatory Compliance.  Since December 31, 2000, no Governmental Entity regulating such Restaurants has commenced, or to the Knowledge of such Seller, threatened to commence, any investigation or proceeding relating to the operation of such Restaurants, and such Seller has not been responsible for, subject to, become aware or otherwise been notified of, and does not now have any Liability (and to the Knowledge of such Seller there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability), arising out of any injury to individuals, animals or property as a result of or in connection with any of the services performed by such Seller or any food or beverage sold at such Restaurants.

3.23         Insider Interests.  Except for compensation to regular employees of such Seller’s Restaurants, no current or former Affiliate of such Seller, is now, or has been during the last five fiscal years, (i) a party to any transaction or contract involving such Restaurants, (ii) indebted in respect of any such Restaurant, or (iii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or lessor to such Restaurant (other than non-affiliated holdings in publicly held companies), nor does any such Person receive income from any source which should properly accrue to such Seller.  Except as set forth on Schedule 3.23, neither such Seller nor any Affiliate of such Seller is a guarantor or otherwise liable for any Liability (including indebtedness) of such Seller or related to the operations of its Restaurants.

3.24         Improper Payments.  Neither such Seller nor any manager, officer, employee, agent or any other Person acting on its behalf, has directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Entity or other Person who was, is, or may be in a position to help or hinder the operations of such Seller’s Restaurants (or assist in connection with any actual or proposed transaction) that might subject such Seller or its Affiliates to any damage or penalty in any Proceeding.

3.25         Brokers.  No agent, broker, investment banker, Person or firm has acted on behalf, or under the authority, of such Seller or will be entitled to any fee or commission directly or indirectly from the Buyer or such Seller in connection with any of the transactions contemplated hereby.

3.26         Restaurant Operations.  There is no pending, or to the Knowledge of such Seller, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to impose special assessments on, or otherwise to take or restrict in any way the right to use, alter or occupy all or any part of any of such Seller’s Restaurants in any material respect.

3.27         Gift Cards.   Such Seller’s Latest Balance Sheet reflects all liabilities of such Seller with respect to gift cards, except for liabilities with respect to gift cards sold in the ordinary course of business after the date of the Latest Balance Sheet.  Since the inception of the gift card program, such Seller has not recorded any revenue with respect to sales of gift cards other than amounts recorded upon redemption of the gift card.

3.28         Disclosure.

(a)           No representation or warranty of such Seller in this Agreement (including the Schedules attached hereto) omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)           There is no fact known to such Seller that has specific application to such Seller or its Restaurants (other than general economic or industry conditions) that materially adversely affects or, as far as such Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of such Seller or its Restaurants that has not been set forth in this Agreement including the Schedules.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers to enter into and perform their obligations under this Agreement, the Buyer represents and warrants to the Sellers as follows:

4.1           Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2           Authorization of Transaction.  The Buyer has full power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of the Documents and all related transactions and to perform its obligations under the Documents.  Each Document to which the Buyer is a party has been duly authorized by all necessary corporate action on the part of the Buyer and has been duly executed and delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency and similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

4.3           No Restrictions Against Purchase of Assets.  Neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated thereby, nor compliance by the Buyer with any of the provisions thereof, will (i) violate, conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of the Fundamental Documents of the Buyer, or under any note, bond, mortgage, indenture, deed of trust, or other agreement to which the Buyer is bound, or by which the Buyer or any of its properties or assets may be bound or affected, which in either case would prevent the consummation by the Buyer of the transactions contemplated hereby or by the Documents, or (ii) violate any Law applicable to the Buyer or any of its properties or assets which would prevent the Buyer’s consummation of the transactions contemplated hereby or by the Documents.  No consent or approval by, notice to, or registration with, any Governmental Entity is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the consummation by the Buyer of the transactions contemplated hereby which would prevent the Buyer’s consummation of the transactions contemplated hereby.

4.4           Disclosure.  No representation or warranty of the Buyer in this Agreement (including the Schedules attached hereto) omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.5           Funds. Buyer will have at each Closing, sufficient funds necessary to consummate the transactions contemplated hereby.

Article V
PRE-CLOSING COVENANTS

5.1           Employees.  Within five (5) days of the date hereof, Buyer shall notify Sellers in writing of the employees that will not be offered employment by Buyer following the Transaction.  Any severance amounts to be paid to such employees shall be determined and paid by Sellers.

5.2           Cooperation and Best Efforts to Complete Transaction.

(a)           Each Party shall cooperate with the other and use its reasonable best efforts to (i) obtain all necessary and appropriate consents and authorizations of third parties and Government Entities to the Transactions contemplated hereunder, (ii) satisfy all requirements prescribed by law, and all conditions set forth in this Agreement for the consummation of the Transactions contemplated herein, and (iii) effect the Transactions contemplated herein in accordance with this Agreement at the earliest practicable date.

(b)           Sellers shall not interfere with Buyer’s efforts to cause key employees of the Restaurants (defined as employees performing the functions of general manager, assistant manager, and kitchen manager) to remain as employees of Buyer following the Transaction.

(c)           Sellers shall use commercially reasonable efforts to obtain an estoppel certificate from each landlord under the Assumed Real Property Leases, certifying that the Assumed Real Property Lease is in full force and effect with no defaults, the date to which rent under the Assumed Real Property Lease has been paid, and such other information as reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer.

5.3           Conduct of Restaurants By Sellers Prior to the Closing Date.  During the period from the date of this Agreement to the First Closing Date, the Sellers shall operate the Restaurants as they are currently being operated and only in the ordinary course.

(a)           Without limiting the generality of the foregoing, during the period from the date of this Agreement to the First Closing Date, the Sellers shall:

(i)            use commercially reasonable efforts to preserve and maintain the services of their employees, their relationships with suppliers and customers;

(ii)           use commercially reasonable efforts to preserve their current level of sales volume;

(iii)          maintain their existing policies of insurance at current levels;

(iv)          maintain the Purchased Assets in normal operating condition;

(v)           purchase and maintain inventories for each Restaurant in such quantities and quality as necessary to operate the Restaurants in accordance with Seller’s historical practice;

(vi)          make all payments for rent or other amounts due under the Real Property Leases when such payments become due; and

(vii)         continue the development and construction of the Broadway Faire Restaurant in the ordinary course of business.

(b)           Without limiting the generality of the foregoing, during the period from the date of this Agreement to the First Closing Date, without the prior written consent of the Buyer, the Sellers shall not:

(i)            enter into, terminate or materially modify or amend any agreement, contract, document, lease or license (or series of related agreements, contracts, leases or licenses) involving the payment of $25,000 or more, or waive, release, compromise or assign any material rights or claims except for (i) the purchase of inventory in the ordinary course of business under existing contracts without alteration or amendment, (ii) individual purchase order for one-time, spot purchases and (iii) the Topanga Lease Extension;

(ii)           declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any capital stock or partnership interests, other than amounts that will not in the aggregate, adversely affect the Sellers’ ability to operate the Restaurants in the ordinary course prior to the First Closing Date;

(iii)          enter into or amend any employment or severance contract with any Person employed by the Restaurants or increase the rate of compensation or pay any bonuses to its officers or employees, except for (i) hiring of non-officer Restaurant employees in the ordinary course of business, (ii) immaterial raises to non-officer Restaurant employees in the ordinary course of business consistent with past practice, and (iii) payments to eligible employees at Closing pursuant to the Manager Incentive Plan;

(iv)          pay any fee, interest, royalty or any other payment of any kind to any Affiliate thereof, other than dividends or similar payments to shareholders or partners that will not in the aggregate, adversely affect the Sellers’ ability to operate the Restaurants in the ordinary course prior to the First Closing Date;

(v)           incur any indebtedness for borrowed money, or guarantee any such indebtedness of another Person, enter into any agreement to maintain the financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other Person;

(vi)          mortgage, pledge or otherwise encumber any of the Purchased Assets or suffer to exist any Lien on any of the Purchased Assets, except for Permitted Liens;

(vii)         sell, lease, license, transfer, assign or otherwise dispose of any Purchased Assets, except for supplies and inventory disposed of in the ordinary course of business;

(viii)        make or agree to make any new capital expenditures, other than those made in the ordinary course of business and consistent with past practices out of available cash and in connection with the development of the Broadway Faire Restaurant;

(ix)           delay or postpone the payment of accounts payable or other Liabilities outside the ordinary course of business;

(x)            commence, cancel, compromise, waive, release or settle any material right, claim or Proceeding (or series of related rights, claims or Proceedings);

(xi)           enter into or commit to enter into any contract, agreement or commitment that would be required to be set forth on Schedule 3.14, other than in the ordinary course of business;

(xii)          commit or omit to do any act that would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue in any material respect;

(xiii)         commit any material violation of applicable Law;

(xiv)        fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed or change any accounting method, policy, practice or application previously employed;

(xv)         fail to pay, or to make adequate provision for the payment of, all Taxes, interest payments and penalties due and payable to any city, state, the United States, or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, or make any elections with respect to Taxes;

(xvi)        decrease the Inventory or Till Cash in any Restaurant in a manner not consistent with past practice;

(xvii)       acquire, enter into letters of intent, or agree to acquire (i) any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Sellers, except purchases of inventory in the ordinary course of business consistent with past practice, or (iii) any restaurant or fee or leasehold interest upon which a restaurant is, or will be, operated;

(xviii)      adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans; or

(xix)         authorize any of, or agree or commit to do any of, the foregoing actions.

5.4           Press Releases.  Buyer shall prepare the press releases announcing the execution and closing of this Agreement and shall consult with the Sellers prior to issuance.  The Parties shall not issue any other press release or make any other public statement without first consulting with each other, provided, however, that no such prior consultation shall be required with respect to those disclosures made by Buyer in filings with the Securities and Exchange Commission, or if disclosure is required by applicable Law or court process (in which case the Party issuing such release or making such public statement shall use its best efforts to provide prior notice thereof to the other Parties).

5.5           Access to Information and Employees.  Prior to the First Closing Date (with respect to Restaurants other than the Topanga Restaurant) or the Second Closing Date (with respect to the Topanga Restaurant) and upon advance notice, the Sellers shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Buyer, reasonable access during normal business hours to the premises, books and records, and all financial and legal information with respect to the Restaurants as Buyer shall reasonably request, including access to accountants and attorneys knowledgeable with respect to the Restaurants.

5.6           Topanga Lease Extension.  Prior to the Second Closing Date, Top Robin shall negotiate an extension to the current Topanga Real Property Lease, which extension shall be executed by the Buyer if it is reasonably satisfactory to the Buyer (the “Topanga Lease Extension”), provided that the Buyer shall not be obligated to approve the Topanga Lease Extension if it results in an increase of more than five percent (5%) in the amount of rent payable pursuant to such lease, over the amount payable under the current Real Property Lease for the Topanga Restaurant.  Top Robin shall not be required to accept as a condition to the Topanga Lease Extension any material increase in its obligations with respect to the Topanga Real Property Lease, including, without limitation, any material fee assessed by the landlord as a condition to the extension, provided that nothing contained in this Section 5.6 shall amend the condition to the Second Closing set forth in Section 6.15.

5.7           Confidentiality.  The Parties agree that the Confidentiality Agreement executed by the Parties in connection with the Transactions contemplated herein (the “Confidentiality Agreement”) shall continue in full force and effect through the Second Closing Date or the termination of this Agreement in accordance with Article VIII.

5.8           Consultation and Reporting.  During the period from the date of this Agreement to the First Closing Date (with respect to Restaurants other than the Topanga Restaurant) or the Second Closing Date (with respect to the Topanga Restaurant), Sellers will confer on a regular and frequent basis with Buyer to report material operational matters and to report on the general status of ongoing operations including profits margins, cost increases and adverse trends.  Sellers will notify Buyer of any unexpected emergency or other change in the normal course of Business or in the operation of its properties and of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep Buyer fully informed of such events and permit Buyer prompt access to all materials in connection therewith.  The Parties shall, upon obtaining knowledge of any of the following, promptly notify each other of:

(a)           Any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction contemplated herein;

(b)           Any notice or other communication from any Governmental Entity in connection with the Transaction contemplated herein; and

(c)           Any material actions, suits, claims, investigations or other judicial proceeding commenced or threatened against any such Party.

5.9           Update Schedules.  Each Party hereto will promptly disclose to the others any information contained in its representations and warranties and on the related Schedules that, because of an event occurring after the date hereof, is incomplete or no longer correct such that the conditions set forth in Sections 6.1 and 6.2, or Sections 7.2 and 7.3, as applicable, would not be satisfied, provided, however that none of such disclosures will be deemed to modify, amend or supplement the representations and warranties of such Party, unless the other Party consents to such modification, amendment or supplement in writing.

5.10         Franchise Agreements.

(a)          Until the First Closing Date (with respect to Restaurants other than the Topanga Restaurant) or the Second Closing Date (with respect to the Topanga Restaurant), Sellers shall continue to be bound by and shall comply with all provisions of the Franchise Agreements in a manner reasonably designed to maintain the current operations of the Restaurants.

(b)           Buyer, on behalf of itself and its Affiliates, hereby agrees that each Franchise Agreement shall terminate  and have no further force or effect with respect to each Restaurant as of the First Closing (except that the Franchise Agreements shall, as applicable, continue in full force and effect with respect to the Topanga Restaurant until the Second Closing).  Buyer hereby waives any notice period for such termination that may be provided for in such Franchise Agreements.  Buyer hereby releases and waives any other claims it may have against Sellers, whether known or not known, arising out of or relating to the Franchise Agreements, effective upon the First Closing (or, solely with respect to the Topanga Restaurant, effective upon the Second Closing), and expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

5.11         Transition Activities.

(a)           Beginning at the close of business on the day immediately preceding the First Closing Date, the Sellers shall provide unlimited access to each of the Restaurants to the Buyer and its representatives.  At such time, Buyer shall be entitled to take all actions necessary to prepare such Restaurant for operations at the start of business on the First Closing Date, including, without limitation, to remove and/or install at such Restaurant any additional fixtures, furniture, equipment or other property of the Buyer.

(b)           In the event the Buyer reasonably determines that it will be unable during the period of time provided in Section 5.11(a) to install any necessary equipment or other property or otherwise prepare any Restaurant for the commencement of operations at the start of business on the First Closing Date, the Sellers shall provide reasonable access to such Restaurant during normal business hours on each day prior to the First Closing Date and allow Buyer to take all necessary actions in order to prepare the Restaurant for commencement of operations by the Buyer on the First Closing Date, including, without limitation, to install at such Restaurant any additional fixtures, furniture, equipment or other property of the Buyer, provided however, that the pre-Closing activities of the Buyer pursuant to this Section 5.11(b) shall not materially interfere with the ordinary course operations of the Restaurant by the Seller prior to the First Closing Date.

(c)           Sellers shall remove all liquor inventory from the Simi Valley Restaurant on or before the First Closing Date.

Article VI
CONDITIONS TO OBLIGATION OF BUYER

The obligation of the Buyer to consummate the transactions to be performed by it in connection with each Closing is subject to satisfaction or waiver of the following conditions as of such Closing:

6.1           Representations and Warranties.

(a)           With respect to the First Closing, the representations and warranties of the Sellers set forth in Article III, disregarding all qualifications as to materiality, Material Adverse Effect and Material Adverse Change, shall be true and correct on and as of the First Closing Date as if made on the First Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date), except where the failure of representations and warranties to be true and correct would not have a Material Adverse Effect on the Purchased Assets or where such failure arises as a result of a material casualty loss or damage to any Restaurant, whether or not covered by insurance.

(b)           With respect to the Second Closing, the representations and warranties of the Sellers set forth in Article III, disregarding all qualifications as to materiality, Material Adverse Effect and Material Adverse Change, shall be true and correct on and as of the Second Closing Date as if made on the Second Closing Date, (except for any such representations and warranties that, by their terms, speak only as of a specific date), except where the failure of representations and warranties to be true and correct would not have a Material Adverse Effect on the Topanga Purchased Assets; provided that with respect to the Second Closing, the representations and warranties in Article III shall be deemed to include only those matters that address the ownership or operation of the Topanga Restaurant.

6.2           Covenants and Obligations of the Seller.  With respect to the First Closing and the Second Closing, each Seller shall have performed and complied in all material respects with all of its covenants and obligations under this Agreement which are to be performed or complied with by such Seller prior to such Closing Date.

6.3           Consents.

(a)           With respect to the First Closing, other than consents from the landlords for the Topanga Restaurant, all consents by third parties (including Governmental Entities) shall have been obtained that are (a) required from Governmental Entities for the consummation of the transactions contemplated hereby, or (b) that are required in order to prevent a Seller’s breach of or a default under or a termination of any Assumed Contract, Assumed Real Property Lease or Permit, including, without limitation, duly executed consents in form and substance reasonably satisfactory to the Buyer and its counsel, to the assignment and assumption thereof, to the extent such consents are required under applicable Law or the terms thereof; and

(b)           With respect to the Second Closing, all consents by third parties (including consents from the landlord for the Topanga Restaurant and consents from Governmental Entities) shall have been obtained that are (a) required from Governmental Entities for the consummation of the transactions contemplated hereby, or (b) that are required in order to prevent a Seller’s breach of or a default under or a termination of any Assumed Contract, Assumed Real Property Lease or Permit, including, without limitation, duly executed consents in form and substance satisfactory to the Buyer and its counsel, to the assignment and assumption thereof, to the extent such consents are required under applicable Law or the terms thereof.

6.4           Absence of Material Adverse Change.

(a)           With respect to the First Closing, since December 31, 2006, there shall have been no Material Adverse Change suffered by the Restaurants in the aggregate and there shall have been no material casualty loss or damage to any single Restaurant, whether or not covered by insurance.  Notwithstanding the foregoing, if any single Restaurant (but not more than one) has suffered such a material casualty loss or damage (the “Damaged Restaurant”), the Parties agree to enter into such amendments or supplements to this Agreement as may be necessary to close the Transaction with respect to all Restaurants other than the Damaged Restaurant.  Such amended Agreement shall provide that the Buyer shall (A) deduct the amount of the Consideration allocable to the Damaged Restaurant, (B) deduct a proportionate amount of the funds to be deposited with the Indemnification Escrow Agent, and (C) not purchase or assume any Purchase Assets or  Assumed Liabilities relating to the Damaged Restaurant.

(b)           With respect to the Second Closing, since the First Closing, there shall have been no Material Adverse Change suffered by the Topanga Restaurant.

6.5           Absence of Litigation.  With respect to the First Closing and the Second Closing, as of such Closing, there shall not be (a) any Order of any nature issued by a Governmental Entity with competent jurisdiction directing that the transactions to be consummated at such Closing as provided for herein or any material aspect of them not be consummated as herein provided or (b) any Proceeding before any Governmental Entity pending wherein an unfavorable Order would prevent the performance of this Agreement or the other Documents or the consummation of any material aspect of the transactions or events contemplated hereby, declare unlawful any material aspect of the transactions or events contemplated by this Agreement or the other Documents, cause any material aspect of the transaction contemplated by this Agreement or the other Documents to be rescinded or materially affect the right of the Buyer to own, operate or control the Purchased Assets or the Restaurants.

6.6           Termination of Plans.  With respect to the First Closing only, all Plans covering employees of the Restaurants will be terminated on or before the First Closing Date.  All obligations of Sellers to employees as of the First Closing Date (including unused vacation) shall have been paid by the Sellers on or before the First Closing Date.  To the extent required by applicable law, the Sellers shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation Section 54.4980B-9) with respect to the sale of the Purchased Assets to the Buyer for the duration of the period to which such individuals are entitled to such coverage.  The Sellers shall take any and all necessary actions to ensure that neither the Buyer nor any of its Affiliates are required to provide such continuation coverage to any such individual at any time.

The Sellers shall calculate and pay all amounts earned by eligible employees pursuant to the Manager Incentive Plan for all periods period to the Closing Date.

6.7           Franchise Agreements.  With respect to the First Closing, Sellers shall have paid any and all royalties, advertising fees, finance charges and other payments required to be paid under the Franchise Agreements for all periods up to and including the First Closing Date.

6.8           New Real Property Leases.

(a)           The Buyer shall have received sufficient documentation evidencing the termination of the Existing Calabasas Lease and the Existing La Quinta Lease as of the Closing Date.

(b)           The Buyer shall have entered into a real property lease with the landlord for each of the Coalinga, Calabasas and La Quinta Restaurants (the “New Real Property Leases”) in a form acceptable to the Buyer in its sole discretion.

6.9           Permits and Liquor Licenses.

(a)           With respect to the First Closing, Buyer shall have obtained from the issuing Governmental Entity, all permits, licenses, including Liquor Licenses, and approvals of all Governmental Entities necessary for Buyer’s operation of all of the Restaurants, other than the Topanga Restaurant.  Notwithstanding the foregoing, if the Buyer shall have failed to obtain on or before June 30, 2007 the necessary Liquor License to operate one or more of (i) the Simi Valley Restaurant, (ii) the Broadway Faire Restaurant, or (iii) up to one other Restaurant other than the Simi Valley Restaurant or the Broadway Faire Restaurant (together, the “Excluded Restaurants”), the Parties agree to enter into such amendments or supplements to this Agreement as may be necessary to close the Transaction with respect to all Restaurants other than the Excluded Restaurants.  Such amended Agreement shall provide that the Buyer shall (A) withhold the amount of the Consideration allocable to the Excluded Restaurant, (B) withhold a proportionate amount of the funds to be deposited with the Indemnification Escrow Agent, (C) operate the Excluded Restaurants pursuant to a Management Agreement substantially in the form attached hereto as Exhibit I, and (D) close the Transaction with respect to each Excluded Restaurant promptly following the date on which the Liquor License with respect to such Excluded Restaurant is obtained.  Notwithstanding the preceding sentence, in the event the execution of the Management Agreement is impermissible under applicable law, the Parties shall modify such agreement to the least possible extent in order to accomplish substantially the same arrangement in a manner that is permissible under applicable law.

(b)           With respect to the Second Closing, Buyer shall have obtained from the issuing Governmental Entity, all permits, licenses, including Liquor Licenses, and approvals of all Governmental Entities necessary for Buyer’s operation of all of the Topanga Restaurant.

6.10         Documents.  With respect to the First Closing and the Second Closing, all of the Documents to be delivered in connection with such Closing shall have been duly executed and delivered, as applicable, by the Sellers and shall be in full force and effect.

6.11         Non-Solicitation Agreements.  With respect to the First Closing only, the Buyer shall have entered into a Non-Solicitation Agreement substantially in the form of Exhibit E attached hereto with each of William M. Morrow and Earl F. Soller (the “Non-Solicitation Agreements”).

6.12         Opinion of Counsel.  With respect to the First Closing and the Second Closing, the Buyer shall have received a legal opinion from Graham & Dunn P.C. substantially in the form attached hereto as

Exhibit F, provided that that opinion delivered at the Second Closing need only address Top Robin and the Topanga Restaurant.

6.13         Title Policies.  With respect to the First Closing and the Second Closing, the Title Company shall issue to Buyer an ALTA Leasehold Policy of Title Insurance with respect to the Leased Real Property that is the subject to of such Closing in the form acceptable to Buyer, and in the amounts, as the pro forma policies previously delivered to Buyer by Title Company and concurrently delivered to Seller (the “Title Policies”).  Seller shall pay for the cost of a standard coverage leasehold policy with respect to each Assumed Real Property Lease and Buyer shall pay for the cost of any extended coverage and endorsements requested by Buyer.  Prior to the applicable Closing Date, the Parties shall mutually agree on the insured value for each of the Title Policies.

6.14         First Closing.  With respect to the Second Closing only, all conditions to the First Closing contained in this Article VI shall have been satisfied or waived at the First Closing.

6.15         Topanga Lease Extension.  With respect to the Second Closing only, the Buyer shall have executed the Topanga Lease Extension.

Article VII
CONDITIONS TO OBLIGATIONS OF THE SELLERS

The obligation of the Sellers to consummate the transactions to be performed by them in connection with the First Closing Date and the Second Closing Date is subject to satisfaction or waiver of the following conditions as of the Closing:

7.1           Delivery of Consideration.  The Buyer shall have delivered the Consideration in accordance with the provisions of Section 2.3.

7.2           Representations and Warranties.  The representations and warranties of the Buyer set forth in Article IV, disregarding qualifications as to materiality, Material Adverse Change and Material Adverse Effect, shall be true and correct in all respects on and as of such Closing Date as if made on such Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date), except where the failure of representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer.

7.3           Covenants and Obligations of Buyer.  With respect to the First Closing and the Second Closing, Buyer shall have performed and complied in all material respects with all of its covenants and obligations under this Agreement which are to be performed or complied with by Buyer prior to such Closing Date.

7.4           Absence of Litigation.  As of the applicable Closing, there shall not be (a) any Order of any nature issued by a Governmental Entity with competent jurisdiction directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided, or (b) any Proceeding before any Governmental Entity pending wherein an unfavorable Order would prevent the performance of this Agreement or the other Documents or the consummation of any material aspect of the transactions or events contemplated hereby, declare unlawful any material aspect of the transactions or events contemplated by this Agreement or the other Documents or cause any material aspect of the transaction contemplated by this Agreement or the other Documents to be rescinded.

7.5           Governmental Filings.  All filings or registrations with any Governmental Entities which are required for or in connection with the execution and delivery by the Buyer of the Documents or the consummation of the transactions contemplated thereby shall have been obtained or made.

7.6           Documents.  All of the Documents shall have been duly executed and delivered by the Buyer and shall be in full force and effect.

Article VIII
TERMINATION

8.1           Termination prior to First Closing.  This Agreement may be terminated and the Transaction contemplated herein abandoned at any time before the First Closing Date as follows:

(a)           Mutual Consent.  By the mutual consent of Sellers and Buyer;

(b)           Material Breach.  By either Buyer or Sellers if there has been a material breach or inaccuracy by the other Party with respect to any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which breach or inaccuracy:

(i)            is not cured by Sellers within thirty (30) days after receiving written notice thereof from Buyer to the extent that such breach or inaccuracy is capable of being cured; and

(ii)           results in the failure of Buyer’s conditions in Section 6.1(b) and 6.2 of the Purchase Agreement to be satisfied, and such condition is not waived by the non-breaching Party.

(c)           Abandonment.  By either Buyer or Sellers if (i) all conditions to the First Closing required hereby have not been met or waived on or before October 1, 2007, or (ii) the First Closing has not occurred on or before such date; provided, however, that neither Sellers nor Buyer shall be entitled to terminate this Agreement pursuant to this subparagraph (c) if such Party has been in material violation of any of its representations, warranties, or covenants in this Agreement and such violation has been a material factor in delaying the Closing;

(d)           Government Action.  By either Buyer or Sellers, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions and such order, decree, ruling or other action shall have become final and nonappealable.

8.2           Termination Prior to Second Closing.  This Agreement may be terminated and the Transaction contemplated herein abandoned (with respect only to the Topanga Restaurant) at any time after the First Closing Date but before the Second Closing Date as follows:

(a)           Mutual Consent.  By the mutual consent of Sellers and Buyer;

(b)           Material Breach.  By either Buyer or Sellers if there has been a material breach or inaccuracy by the other Party with respect to any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which breach or inaccuracy is not cured by Sellers within thirty (30) days after receiving written notice thereof from Buyer, and which breach or inaccuracy results in the failure of Buyer’s conditions in Section 6.1(b) and 6.2 to be satisfied, and such condition is not waived by the non-breaching Party;

(c)           Abandonment.  (i) By the Buyer at any time upon 30 days written notice to the Sellers, or (ii) by the Seller at any time after January 31, 2009, upon 30 days written notice to the Buyer;

(d)           Government Action.  By either Buyer or Sellers, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions and such order, decree, ruling or other action shall have become final and nonappealable.

8.3           Effect of Termination.

(a)           Upon termination of this Agreement pursuant to this Article VIII prior to the First Closing, this Agreement shall be void and of no effect, and shall result in no obligation of or liability to any Party or their respective directors, officers, employees, agents or shareholders, unless such termination was the result of breach of any representation, warranty, covenant or agreement in this Agreement in which case the Party who so breached the representation, warranty, covenant or agreement shall be liable to the other Party for appropriate damages.

(b)           Upon termination of this Agreement pursuant to this Article VIII after the First Closing but prior to the Second Closing, the provisions of this Agreement pertaining solely to the Second Closing shall be void and of no effect and no Party shall have any obligation or liability with respect to the Second Closing, unless such termination was the result of breach of any representation, warranty, covenant or agreement in this Agreement in which case the Party who so breached the representation, warranty, covenant or agreement shall be liable to the other Party for appropriate damages.  Termination of this Agreement after the First Closing but prior to the Second Closing shall not affect either Party’s rights, obligations and liabilities under this Agreement with respect to the First Closing.

Article IX
ADDITIONAL AGREEMENTS

9.1           Survival.  The representations, warranties and covenants set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closings and the consummation of the transactions contemplated hereby, until the earlier of 5:00 p.m. Colorado time on the date that is one (1) year following the First Closing Date (or the Second Closing Date, solely with respect to the Topanga Restaurant), following which time and date no claim for indemnification may be made hereunder; provided however, that claims for Adverse Consequences with respect to the inaccuracy of representations and breach of warranties contained in (i) Sections 3.9(b), (c) and (f)(vi) (Title to Properties), and Section 5.3(a)(iv) (Conduct of Restaurants by Sellers Prior to the Closing Date) (collectively, the “Operational Representations/Covenants”) may only be asserted until the date that is ninety (90) days following the First Closing Date (or the Second Closing Date, solely with respect to the Topanga Restaurant), and (ii) Section 3.1 (Organization and Capitalization of the Sellers), 3.2 (Authorization of Transaction), 3.12 (Tax Matters), 3.18 (Employee Benefits) or 3.19 (Environment and Safety) may be asserted until the expiration of the applicable statute of limitations (giving effect to any waivers or extensions thereof) for which any third party claims may be asserted.

9.2           Indemnification.

(a)           Each Seller agrees, jointly and severally, to indemnify, defend and hold harmless the Buyer and its Affiliates, successors, assigns, officers, directors, stockholders and employees (collectively, the “Buyer Group”) against any Adverse Consequences that any member of the Buyer Group may suffer, sustain or become subject to as the result of, or arising from or in connection with:

(i)            the breach by either Seller of any of its representations, warranties or covenants contained in this Agreement, any other Document or in any exhibit, schedule or attachment hereto or thereto or in any certificate delivered by such Seller in connection herewith or therewith;

(ii)           any Excluded Liability of either Seller, including but not limited to, any Liability relating to the Known Claims.

(b)           The Buyer shall indemnify and hold harmless the Sellers and their respective successors, assigns, managers, officers, directors, stockholders, partners and employees (collectively, the “Seller Group”) against any Adverse Consequences which they may suffer, sustain or become subject to as the result of, arising from or in connection with:

(i)            a breach of any representation, warranty, covenant or agreement by the Buyer contained in this Agreement, any other Document or in any exhibit, schedule or attachment hereto or thereto or in any certificate delivered by the Buyer in connection herewith or therewith; and

(ii)           Buyer’s ownership of the Purchased Assets or operation of the Restaurants after the applicable Closing Date; and

(iii)          any Assumed Liability relating to the ownership or operation of the Restaurants or the Purchased Assets at any time after the applicable Closing Date.

(c)           Notwithstanding the foregoing, (i) no Seller shall be required to indemnify the Buyer Group for Adverse Consequences until the aggregate amount of all Adverse Consequences sustained by the Buyer Group exceeds $250,000 (“Threshold”), provided that, in the event the aggregate amount of Adverse Consequences exceeds the Threshold, the Sellers only shall be liable to indemnify the Buyer Group for all Adverse Consequences incurred in excess of the Threshold; and (ii) the Sellers’ obligations to indemnify the Buyer Group based on Section 9.2(a)(i) hereunder, in the aggregate, shall not exceed $5,000,000 (“Cap”).  Notwithstanding the preceding sentence: (A) Sellers’ obligations to indemnify the Buyer Group for Adverse Consequences based on Section 9.2(a)(i) in connection with the Operational Representations/Covenants hereunder shall not exceed $500,000 in the aggregate, and (B) neither the Threshold nor the Cap shall apply to the Sellers’ indemnification obligations for Adverse Consequences based on Section 9.2(a)(ii).  The Buyer’s right to seek payment of any indemnification claim from the Indemnification Escrow Agent shall be governed by this Agreement and the Escrow Agreement.

(d)           No right of any of the Buyer Group for indemnification hereunder shall be affected by any examination made for or on behalf of the Buyer, the knowledge of any of the Buyer’s officers, directors, stockholders, employees or agents, or the acceptance by the Buyer of any certificate or opinion, other than the Schedules delivered with this Agreement.

9.3           Indemnification Procedures.

(a)           If any third party shall notify any Party to this Agreement (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against any other Party to this Agreement (the “Indemnifying Party”) under Section 9.2, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by the delay.  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party is electing to defend the Indemnified Party in respect of the Adverse Consequences the Indemnified Party suffers resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the

Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnified Party may participate in the defense of such claim with co-counsel of its choice; provided, however, that the fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, (B) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein or (C) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and there may be one or more factual or legal defenses available to the Indemnified Party that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and any appropriate local counsel) for all Indemnified Parties.  If, within such 30-day period, the Indemnifying Party does not assume the defense of such matter or fails to defend the matter in the manner set forth above, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to such matter, with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim to the fullest extent provided herein.

(b)           If an Indemnified Party’s notice of indemnification does not relate to a claim or the commencement of an action or proceeding by a third party, the Indemnifying Party shall have 30 days after receipt of such notice to object to the subject matter and the amount of the claim for indemnification set forth in such notice by delivering written notice thereof to the Indemnified Party.  If the Indemnifying Party does not so object within such 30-day period, it shall be conclusively deemed to have agreed to the matters set forth in such notice of indemnification.  If the Indemnifying Party sends notice to the Indemnified Party objecting to the matters set forth in such notice of indemnification, the Parties shall use their best efforts to settle such claim for indemnification.  If the Parties are unable to settle such dispute, then the Indemnified Party shall seek resolution of the dispute by initiating litigation in any jurisdiction in which litigation arising under this Agreement may be commenced by the Parties hereto.

9.4           Exclusive Remedy.  The Parties hereby agree that the foregoing provisions of this Article IX shall be the sole and exclusive means of recovery of a Party hereto or any other Person entitled to indemnification under this Agreement; provided, however, that with respect to claims based on fraud or any claim made under Section 9.2(a)(ii), the foregoing provisions shall not preclude the exercise of any other rights or remedies available to a Party hereto or any other Person hereunder at law or in equity, and shall be in addition to any other rights or remedies to which a Party hereto or any other Person entitled to indemnification under this Article IX and his, her or its assigns, as the case may be, may be entitled at law or in equity.

9.5           Change of Name.  Within thirty (30) days after the Second Closing Date, Top Robin shall change its name to delete the use of the name “Robin.”  Immediately upon the Second Closing, Sellers shall cease using the name “Robin”, and similar or derivative names in all of their activities and thereafter, the Sellers agree not to use “Robin” or “Red Robin” in connection with any business or commercial activity except with the prior written consent of the Buyer.  In the event the Second Closing does not occur, Top Robin may continue to use the name “Robin” and similar or derivative names only in connection with the ownership and operation of the Topanga Restaurant.

9.6           Transaction Expenses.  The Buyer shall pay all of its expenses incurred in connection with the Transactions contemplated hereby.  The Sellers shall pay all of their expenses incurred in connection with the Transactions contemplated hereby.  This provision shall not limit any Party’s right to include expenses in any claim for damages against any other Party who breaches a legally binding provision of the Documents.

9.7           Transaction Taxes.  The Buyer shall bear and pay, and shall reimburse the Sellers if the Sellers are held responsible for, any sales, use, transfer, stamp, registration, value added or similar taxes imposed on the sale, conveyance or transfer of the Purchase Assets.  In no event shall the Buyer be liable for any income, capital gain, franchise or other similar taxes arising or imposed as a result of the transactions contemplated herein.

9.8           Further Assurances; Transition Assistance.

(a)           Each of the Parties agrees that it will from time to time on or after each Closing promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any of the other Parties for better assigning, transferring, granting, conveying, assuring and conferring right, title and interest to the Buyer of the Purchased Assets and for the better assumption by the Buyer of the Assumed Liabilities.  Without limiting the generality of the foregoing, the Parties agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local, and other Tax returns and Tax elections with respect to the Restaurants.

(b)           For a period of five years following the First Closing Date, the Sellers will maintain all books, records and other materials used or compiled in connection with the operation of the Restaurants, including, without limitation, all records of electronic communication, and shall provide Buyer or its representatives with prompt access to such books and records as Buyer may reasonably request upon five (5) business days’ advance notice in order to operate the Restaurants in the ordinary course of business.

9.9           Power of Attorney; Right of Endorsement, Etc.  Effective as of the Closing, each of the Sellers hereby constitutes and appoints the Buyer and its successors and assigns the true and lawful attorney of such Seller with full power of substitution, in the name of the Buyer or the name of such Seller, on behalf of and for the benefit of the Buyer, (a) to collect all Purchased Assets, (b) to endorse, without recourse, checks, notes and other instruments in connection with the operation of the Restaurants and attributable to the Purchased Assets, (c) to institute and prosecute all proceedings which the Buyer may deem proper in order to collect, assert or enforce any claim, right or title in or to the Purchased Assets, (d) to defend and compromise all actions, suits or proceedings with respect to any of the Purchased Assets (except with respect to indemnification claims under this Article IX) and (e) to do all such reasonable acts and things with respect to the Purchased Assets as the Buyer may deem advisable; provided, however, that the power of attorney granted hereby shall not be effective with respect to the Topanga Restaurant until the Second Closing.  The Sellers agree that the foregoing powers are coupled with an interest and shall be irrevocable by the Sellers directly or indirectly by the dissolution of any of the Sellers or in any other manner.  The Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, and the Sellers shall promptly pay to the Buyer any amounts received by the Sellers after the applicable Closing with respect to the Purchased Assets.

9.10         Allocation Ad Valorem Taxes.  The Sellers shall pay any Liability for ad valorem taxes and assessments (including any special or supplemental assessments) on the Purchased Assets allocable to periods ending on or before the applicable Closing Date (without regard to when such taxes are assessed or payable).  For purposes of this Section 9.10, in the case of any ad valorem taxes that are imposed on a periodic basis and are payable for a tax period that includes (but does not end on) the applicable Closing Date, the portion of such tax related to the tax period ending on the applicable Closing Date will be deemed to be the amount of such tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the tax period ending on the applicable Closing Date and the denominator of which is the number of days in the entire tax period.  If the Parties are unable to determine the exact amount of taxes for proration at the applicable Closing, or if the taxes or assessments for periods ending on or before the applicable Closing Date are reassessed subsequent to the applicable Closing, the Parties will make the appropriate financial adjustments at the time the assessment is determined.

9.11         Conduct After Closing.

(a)           For a period of one year after the Second Closing Date (or the First Closing Date, if the Second Closing Date does not occur) (the “Post-Closing Period”), each Seller shall continue in good standing under its jurisdiction of formation and the Sellers shall in the aggregate maintain at all times a Net Worth equal to or greater than the Minimum Aggregate Net Worth.  “Net Worth” for each Seller shall be (i) the amount of such Seller’s cash, cash equivalents and Permitted Investments (as defined in the Indemnification Escrow Agreement), in each case only to the extent such assets are free and clear of all Liens, plus (ii) the fair market value of real property held by Seller, minus (iii) the amount of such Seller’s Liabilities.  “Minimum Aggregate Net Worth” shall mean  $1,000,000.

(b)           No later than ten (10) business days after the end of each calendar quarter during the Post-Closing Period, each Seller shall deliver to the Buyer a certificate signed by an officer of such Seller, certifying the amount of such Seller’s Net Worth as of the last day of the preceding calendar quarter.  The certificate shall be accompanied by such Seller’s unaudited balance sheet and a bank statement or other similar supporting documentation as Buyer may reasonably request in order to confirm such Seller’s determination of its Net Worth.  If any Seller (i) fails to deliver the officer’s certificate and balance sheet required pursuant to this Section 9.11(b) and such failure continues uncured for ten (10) business days after receiving notice from the Buyer or (ii) fails at any time to maintain the amount of Net Worth prescribed in Section 9.11(a), then the Sellers shall immediately transfer to the Indemnification Escrow Agent by wire transfer of immediately available funds an aggregate amount equal to the Minimum Aggregate Net Worth.  Amounts deposited with the Indemnification Escrow Agent pursuant to this Section 9.11(b) shall constitute “Escrow Funds,” as defined in the Escrow Agreement and shall be paid to the Buyer upon resolution of indemnification claims or reimbursed to the Seller in accordance with the Indemnification Escrow Agreement.

(c)           The Sellers shall not conduct any business activities in connection with the operation of the Restaurants following the First Closing other than (i) its activities in connection with the operation of the Topanga Restaurant or any other Restaurant for which Closing has not yet occurred;  and (ii) activities in connection with the performance of its obligations pursuant to this Agreement and the other Documents or as necessary in connection with the payment, discharge and performance of all Excluded Liabilities.

9.12         Manager Incentive Plan.  Buyer hereby agrees to maintain and honor the Manager Incentive Plan for eligible employees who continue to be employed with the Restaurants until at least December 31, 2007, provided that the Sellers shall calculate and pay at the Closing Date all amounts earned by eligible employees for services performed prior to the Closing Date.

Article X
DEFINITIONS

In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

“Actual Adjustment Amount” has the meaning set forth in Section 2.5(a).

 “Adjustment Amount” has the meaning set forth in Section 2.4(b).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, expenses, and fees, including court costs and attorneys’ fees and expenses (whether such attorneys’ fees and expenses arise out of a dispute or claim between the Parties or out of a dispute involving third parties).

“Affiliate” means, with respect to any Person, any of (a) a director, officer or stockholder of such Person and (b) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assumed Liabilities” has the meaning assigned to such term in Section 1.3.

“Assumed Real Property Leases” means all the Real Property Leases, other than the lease relating to the Calabasas Restaurant and the lease relating to the La Quinta Restaurant.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bill of Sale” has the meaning assigned to such term in Section 2.3(a)(i).

“Broadway Faire Restaurant” means the restaurant currently being constructed by Top Robin at 3385 W. Shaw Avenue, Fresno, CA 93711.

“Business” means the operation of the Restaurants.

“Buyer” has the meaning assigned to such term in the preamble of this Agreement.

“Buyer Group” has the meaning assigned to such term in Section 9.2(a).

“Calabasas Restaurant” means the Restaurant located at 24005 Calabasas Road, Calabasas, CA 91302.

“Cash Consideration” has the meaning assigned to such term in Section 2.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and the rules and regulations promulgated thereunder.

“Closing” has the meaning assigned to such term in Section 2.2.

“Closing Date Balance Sheet” means the balance sheet of each of the Sellers as of the First Closing Date (immediately prior to the First Closing and without taking into account the Transactions) prepared in on a basis consistent with the Year End Balance Sheet.

“Coalinga Restaurant” means the Restaurant located at 25016 W. Dorris Ave., Coalinga, CA 93210.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Consideration” has the meaning assigned to such term in Section 2.1.

“Contingent Payment Dispute Notice” has the meaning assigned to such term in Section .

“Contracts” has the meaning assigned to such term in Section 3.14.

“Defined Benefit Pension Plan” shall have the meaning set forth in Section 3(35) of ERISA.

“Designated Persons” has the meaning set forth in Section 3.17(e).

“Documents” means this Agreement and each Bill of Sale, Assignment Agreement, Lease Assignment Agreement, the Non-Solicitation Agreements, the Management Agreement, the Indemnification Escrow Agreement, the Liquor License Escrow Agreements and any other agreement entered into to consummate the Transactions.

“Employee Benefit Plan” means every plan, fund, contract, program, agreement and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA); pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA); or salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), that is (a) maintained or contributed to by any Seller, (b) that any Seller has committed to implement, establish, adopt or contribute to in the future,  (c) for which any Seller is or may be financially liable as a result of the direct sponsor’s affiliation with any Seller, or any Seller’s shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by any Seller for the benefit of its employees or former employees) or (d) for or with respect to which any Seller is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Environmental and Safety Requirements” means all Laws, Orders, contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, including, but not limited to, the Solid Waste Disposal Act, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §§ 11001 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §§ 1804 et seq., the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Section 414(b), 414(c), or 414(m) or 414(o) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.4.

“Excluded Assets” has the meaning assigned to such term in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Franchise Agreements” means the License Agreements set forth on Exhibit B.

“Financial Statements” has the meaning assigned to such term in Section 3.5(a).

“First Closing” has the meaning set forth in Section 2.1(a).

“First Closing Date” has the meaning set forth in Section 2.1(a).

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the Fundamental Documents of a corporation would include its charter and bylaws and the Fundamental Documents of a partnership would include its certificate of partnership and partnership agreement.

“Funded Indebtedness” means the aggregate amount (including the current portions thereof) of all (i) indebtedness of any Seller for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course of business); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by any Seller, or in effect guaranteed, directly or indirectly, in any manner by any Seller, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course; (iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by any Seller, even though the Seller has not in any manner become liable for the payment of such indebtedness; and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state, county or local.

“Indemnification Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit J.

“Indemnified Party” has the meaning assigned to such term in Section 9.3(a).

“Indemnifying Party” has the meaning assigned to such term in Section 9.3(a).

“Intellectual Property” means (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, domain names, url’s, and corporate and limited liability company names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related software, (f) all other proprietary rights and (g) all copies and tangible embodiments thereof.

“Inventory” has the meaning set forth in Section 1.1(a).

“Knowledge” means a Person’s actual knowledge.  For the purposes of this Agreement, the “Sellers Knowledge” or the “Knowledge of the Sellers” shall mean Bill Morrow, Earl Soller, Scott Soller and the general manager of each Restaurant.

“La Quinta Restaurant” means the Restaurant located at 78-722 Highway 111, La Quinta, CA 92253.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a)(ii).

“Latest Financial Statements” has the meaning set forth in Section 3.5(a)(ii).

“Law” means any constitution, law, statute, treaty, rule, directive, requirement or regulation or Order of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.9(e).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Licensed Intellectual Property” has the meaning assigned to such term in Section 5.13(a).

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), claim, liability, charge, encumbrance, easements, reservations, restrictions, clouds, rights of first refusal or first offer, options, or other similar arrangement or interest in real or personal property.

“Liquor Licenses” means all permanent, definitive Permits issued by any Governmental Entities related to, or regulating, the manufacture and sale of alcoholic beverages at the Restaurants, including those listed on Schedule 3.8(b).

“Management Agreement” means that certain Management Services Agreement, by and between the Buyer and Top Robin, in the form attached hereto as Exhibit I.

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, (i) any material adverse change in the business, operations, assets, condition (financial or otherwise), operating results, liabilities or number of employees of such Person, (ii) any material casualty loss or damage to the assets of such Person, whether or not covered by insurance, or (iii) to the extent such change has a reasonable likelihood of materially adversely affecting operating results of the Restaurants following the Transaction, a material adverse change in customer relations at the Restaurants.

 “Most Recent Fiscal Year” shall have the meaning set forth in Section 3.5(a)(i)

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” shall have the meaning set forth in Section 413(c) of the Code.

“Net Working Capital” has the meaning set forth in Section 2.4(b).

“Non-Solicitation Agreements” has the meaning set forth in Section 6.11.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of and Governmental Entity or arbitrator.

“Parties” means the Buyer and the Sellers.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation Liens arising in the ordinary course of business; (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business securing amounts that are not delinquent, and (iv) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey and would not, individually or in the aggregate, materially interfere with the usefulness of such real property to the Business.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plans” has the meaning assigned to such term in Section 3.18(a).

“Post-Closing True-Up” has the meaning set forth in Section 2.5(b).

“Prepaid Expenses” has the meaning set forth in Section 1.1(a)(v).

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Entity or arbitrator.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchased Liquor Licenses” means the Liquor Licensees other than the Liquor Licenses used in the operation of the Simi Valley Restaurant or the Broadway Faire Restaurant.

“Real Property Leases” has the meaning set forth in Section 3.9(e).

“Restaurants” means the restaurants set forth on Exhibit A.

“Second Closing” has the meaning assigned to such term in Section 2.2(b).

“Second Closing Date” has the meaning assigned to such term in Section 2.2(b).

“Seller” and “Sellers” have the meanings assigned to such terms in the preamble of this Agreement.

“Seller Group” has the meaning assigned to such term in Section 9.2(b).

“Simi Valley Restaurant” means the Restaurant located at 1555 Town Center Way, Simi Valley, CA 93063.

“Subsidiary” means any Person (other than a natural person) with respect to which a specified Person (or a Subsidiary thereof) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“SWDA” means the Solid Waste Disposal Act, as amended, and the rules and regulations promulgated thereunder.

“Tax” as used in this Agreement, means any of the Taxes, and “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, income, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the date on which this Agreement is terminated in accordance with the provisions of Article VIII.

“Till Cash” means the register cash and backup change maintained at each Restaurant.

“Title Policies” has the meaning set forth in Section 6.13.

“Topanga Assumed Liabilities” means those Assumed Liabilities of the Sellers which are related to or arose in connection with the operation of the Topanga Restaurant.

“Topanga Purchased Assets” means those Purchased Assets which are used or held for use by the Sellers in the operation of the Topanga Restaurant.

“Topanga Restaurant”) means the Restaurant located at 6600 Topanga Canyon Road, Canoga Park, California 91303.

“Transactions” means the acquisition by Buyer of the Restaurants pursuant to the terms of this Agreement.

“Year End Balance Sheet” has the meaning set forth in Section 3.5(a)(i).

Article XI
MISCELLANEOUS

11.1         No Third Party Beneficiaries.  Except as expressly set forth in Section 9.2, this Agreement, including, without limitation, Section 9.12 hereof, shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.2         Entire Agreement.  This Agreement, the other Documents referred to herein and the Confidentiality Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of any Document including, without limitation, the Letter of Intent dated January 2007, between Buyer and the Sellers.

11.3         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may assign any of its rights under any of the Documents to any Affiliate of the Buyer and/or make a collateral assignment of its rights for the benefit of its lenders; provided, however, that no assignment prior to the Second Closing (or the First Closing, if the Second Closing does not occur) shall relieve Buyer of its obligations hereunder, and Buyer shall guarantee the performance of all such obligations by its assignee.

11.4         Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.5         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6         Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to any of the Sellers:

Top Robin Ventures

78-030 Calle Barcelona Ste A

La Quinta, CA 92253

Telephone: (760) 777-8300

Facsimile: (760)777-8313

Attention: Stephanie Powers-Lucas

with a copy to:

Graham & Dunn P.C.

Pier 70

2801 Alaskan Way

Seattle, WA 98121

Telephone: (206) 624-8300

Facsimile: (206) 340-9599

Attention: Jack Strother

If to the Buyer:

Red Robin International, Inc.

6312 S. Fiddler’s Green Circle, #200N

Greenwood Village, CO  80111

Telephone: 303-846-6060

Facsimile: 303-846-6013

Attention: Dennis B. Mullen

with a copy to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Telephone:  (303) 892-9400

Facsimile:  (303) 892-7400

Attention:  Ronald R. Levine II

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.7         Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Colorado without giving effect to its conflicts of laws provisions.

11.8         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.9         Incorporation of Exhibits and Schedules.  The Exhibits, Schedules and other attachments identified in this Agreement are part of this Agreement as if set forth in full herein.

11.10       Independence of Covenants and Representations and Warranties.  All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.  Notwithstanding the above, each disclosure made in a Schedule to this Agreement shall be deemed to modify the particular representation, warranty, covenant or agreement to which such Schedule directly applies, and to any other representation, warranty, covenant or agreement to which the relevance of such disclosure is readily apparent based on the substance of such disclosure.

11.11       Remedies.  The Parties shall each have and retain all other rights and remedies existing in their favor at Law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement.  Without limiting the generality of the foregoing, the Sellers hereby agree that in the event any Seller fails to convey any Purchased Assets to the Buyer in accordance with the provisions of this Agreement, the Buyer’s remedy at law may be inadequate.  In such event, the Buyer shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of such Seller to convey such Purchased Assets.

11.12       Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.13       Jurisdiction and Venue.

(i)            Each of the Parties hereby irrevocably and unconditionally submits, for itself or and its property, to the nonexclusive jurisdiction of any Colorado state court or federal court of the United States of America sitting in Colorado, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Colorado state court or, to the extent permitted by law, in such federal court.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)           Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any Colorado state court.  Each of the Parties irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.14       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

Buyer:	RED ROBIN INTERNATIONAL, INC.

	By:	/s/ Katherine L. Scherping
Name: Katherine L. Scherping
Title:

Sellers:	TOP ROBIN VENTURES, INC.

	By:	/s/ Earl F. Soller
Name: Earl F. Soller
Title: Vice President

MORITE OF CALIFORNIA

	By:	/s/ Earl F. Soller
Name: Earl F. Soller
Title: Partner

	By:	/s/ William Morrow
Name: William Morrow
Title: Partner